As Filed with the Securities and Exchange Commission on November 23, 2005


                           Registration No. 333-123989
                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                                FOURTH AMENDMENT


                            MORGAN CREEK ENERGY CORP.
                 ---------------------------------------------
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)



            Nevada                        3663                    201777817
--------------------------------------------------------------------------------
(State or jurisdiction of       (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization)  Classification Code Number)  Identification No.)



                       10120 S. Eastern Avenue, Suite 200
                               Henderson, NV 89052
                                 (702) 566-1307
          (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES)

                      GRANT ATKINS, CHIEF FINANCIAL OFFICER
                       10120 S. Eastern Avenue, Suite 200
                               Henderson, NV 89052
                                 (702) 566-1307
            (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                                   COPIES TO:

                            THE O'NEAL LAW FIRM, P.C.
                       Attention: William D. O'Neal, Esq.
                            17100 East Shea Boulevard
                                   Suite 400-D
                          Fountain Hills, Arizona 85268

                              (480) 812-5058 (tel)
                              (480) 816-9241 (fax)

          Approximate date of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE


 Title of Securities to be      Amount to be     Proposed maximum offering     Proposed maximum aggregate    Amount of
       Registered (1)            registered           price per share (3)              offering            registration
                                                                                       price (US $)            Fee (2)
-----------------------------------------------------------------------------------------------------------------------
 Common stock to be Offered
   for resale by selling
      stockholders              4,167,700               $0.50                        $2,083,850              $264.02
-----------------------------------------------------------------------------------------------------------------------
   Total Registration Fee                                                                                    $264.02

(1) In the event of a stock split, stock dividend, or similar transaction involving our common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act of 1933, as amended.

(2) Fee calculated in accordance with Rule 457(c) of the Securities Act. Estimated for the sole purpose of calculating the registration fee.

(3) Fixed offering price was set by the selling shareholders until securities are quoted on the OTC Bulletin Board or other national exchange, and thereafter at prevailing market prices or privately negotiated prices. There can be no assurance that our shares will be approved for listing on the OTC Bulletin Board.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON THE DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON THE DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SHAREHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SEC IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED November 23, 2005


                            MORGAN CREEK ENERGY CORP.
                              A NEVADA CORPORATION
               RELATING TO THE RESALE OF UP TO 4,167,700 SHARES OF
                     MORGAN CREEK ENERGY CORP. COMMON STOCK

The prospectus and the registration statement, of which it is a part, are being filed with the SEC to satisfy our obligations to the recipients of certain shares of common stock (the "Selling Shareholders") of Morgan Creek Energy Corp. Accordingly, the prospectus and the registration statement cover the resale by certain Selling Shareholders of 4,167,700 shares of our common stock which were issued from November, 2004 through March, 2005 in connection with private placements;

There is currently no public market for our shares.

The sales price to the public was set by the selling shareholders at $0.50 per share for a total of $2,083,850. The price of $0.50 per share is a fixed price until the shares are listed on the OTC Bulletin Board or other national exchange, and thereafter at prevailing market prices or privately negotiated prices. There can be no assurance that our shares will be approved for listing on the OTC Bulletin Board.

   CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 8 OF THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


The date of this prospectus is November 23, 2005.

                                TABLE OF CONTENTS

                                   PAGE NUMBER



PROSPECTUS SUMMARY .......................................................5
RISK FACTORS .............................................................8
RISKS RELATED TO THIS OFFERING AND OUR COMMON STOCK ......................8
RISKS RELATING TO OUR BUSINESS ...........................................8
FORWARD-LOOKING STATEMENTS ............................................. 18
USE OF PROCEEDS ........................................................ 18
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS ............... 18
DIVIDEND POLICY ........................................................ 19
MANAGEMENT'S DISCUSSION AND ANALYSIS ................................... 19
DESCRIPTION OF BUSINESS ................................................ 26
LEGAL PROCEEDINGS ...................................................... 37
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS ........... 37
EXECUTIVE COMPENSATION ................................................. 40
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS ......................... 40
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT ......... 41
DESCRIPTION OF COMMON STOCK ............................................ 42
PLAN OF DISTRIBUTION ................................................... 42
SELLING SHAREHOLDERS ................................................... 44
LEGAL MATTERS .......................................................... 46
TRANSFER AGENT ......................................................... 46
EXPERTS ................................................................ 46
INTEREST OF NAMED EXPERTS .............................................. 46
DISCLOSURE OF SEC POSITION OF INDEMNIFICATION FOR SECURITIES
  ACT LIABILITIES ...................................................... 46
WHERE YOU CAN FIND MORE INFORMATION .................................... 47
FINANCIAL STATEMENTS ................................................... 48
INDEMNIFICATION OF DIRECTORS AND OFFICERS .............................. 61
OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION ............................ 62
RECENT SALES OF UNREGISTERED SECURITIES ................................ 63
EXHIBITS ............................................................... 64
UNDERTAKINGS ........................................................... 65
SIGNATURES ............................................................. 66

ABOUT THIS PROSPECTUS

This prospectus is part of a resale registration statement. The selling shareholders ("Selling Shareholders") may sell some or all of their shares in transactions from time to time.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone else to provide you with different information. If anyone provides you with different information, you should not rely upon it. You should assume that the information appearing in this prospectus, as well as the information we file with the Securities and Exchange Commission ("SEC") and incorporate by reference in this prospectus is accurate only as of the date of the documents containing the information. As used in this prospectus, the terms "we", "us", "our" and the "Company" refer to "Morgan Creek Energy Corp." All dollar amounts refer to United States dollars unless otherwise indicated.

                               PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "Risk Factors" section, the financial statements and the notes to the financial statements.

GENERAL

Morgan Creek Energy Corp. was incorporated under the laws of the State of Nevada on October 19, 2004 and has been engaged in the business of exploration of oil and gas bearing properties in the United States since its inception.

Our executive offices are located at 10120 S. Eastern Avenue, Suite 200, Henderson, NV 89052, and our telephone number is (702) 566-1307.

OUR BUSINESS

We are a natural resource exploration and production company currently engaged in the exploration, acquisition and development of oil and gas properties in the United States. On December 15, 2004, we consummated the acquisition of prospects in the Arkoma Basin in the State of Oklahoma, including a 75% working interest and a 56.25% net revenue interest in approximately 560 gross acres of two (2) petroleum and natural gas leases. The first lease is referred to as the "Hurley Lease" originally dated December 16, 1983, and the second lease is referred to as the "Chapman Lease" originally dated December 21, 1983 (the "Hurley Lease" and the "Chapman Lease" collectively referred to as the "Leases"). We plan to enter certain wellbores on the subject leases to test certain target zones thought to contain coal bed methane ("CBM") gas, and if testing provides evidence of gas quality and sufficient production quantities, the Company plans to raise capital to undertake a drilling program to establish up to six wells, and production infrastructure and pipeline.

THE OFFERING

The prospectus and the registration statement, of which it is a part, are being filed with the SEC to satisfy our obligations to the recipients of certain shares of common stock (the "Selling Shareholders") of Morgan Creek Energy Corp. Accordingly, the prospectus and the registration statement cover the resale by certain Selling Shareholders of 4,167,700 shares of our common stock which were issued from November, 2004 through March, 2005 in connection with private placements solely to foreign investors;

The sales price to the public was set by the selling shareholders at $0.50 per share for a total of $2,083,850. The price of $0.50 per share is a fixed price until the shares are listed on the OTC Bulletin Board or other national exchange, and thereafter at prevailing market prices or privately negotiated prices. There can be no assurance that our shares will be approved for listing on the OTC Bulletin Board.

See "Plan of Distribution" on page 42 for a further description of how the Selling Shareholders may dispose of the shares covered by this prospectus.

NUMBER OF SHARES OUTSTANDING


There were 10,167,700 shares of our common stock issued and outstanding as at September 30, 2005.


USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of our common stock being offered for sale by the Selling Shareholders. We will incur all costs associated with this prospectus and related registration statement.

SUMMARY OF FINANCIAL DATA


The summarized consolidated financial data set forth in the table below is derived from and should be read in conjunction with our audited consolidated financial statements for the period from inception to the year ended December 31, 2004, and our interim consolidated financial statements for the period ending September 30, 2005, including the notes to those financial statements which are included elsewhere in this prospectus.

                          FOR THE PERIOD FROM INCEPTION
                         OCTOBER 19, 2004 (INCEPTION) TO
                                DECEMBER 31, 2004
INCOME STATEMENT

Revenues                                         $        0
Oil and Gas Revenue                              $        0
Depletion                                        $        0
Operating costs and taxes                        $        0
Operating Income                                 $        0
General and Administrative                       $   23,729
Interest Expense                                 $        0
                                               ------------
Net Loss for the Period                          $   23,729

BALANCE SHEET

Working Capital                                  $  350,121
                                               ------------
Total Assets                                     $  670,499

Total Number of Shares of Common Stock
Outstanding                                      10,097,700

Deficit                                          $   23,729
Total Stockholders Equity                        $  650,121

                     FOR THE PERIOD FROM JANUARY 1, 2005 TO

                               SEPTEMBER 30, 2005


INCOME STATEMENT

Revenues                                         $        0
Oil and Gas Revenue                              $        0
Depletion                                                 0
Operating costs and taxes                        $        0
Operating Income                                 $        0
General and Administrative                       $  337,789
Interest Expense                                 $        0
                                               ------------
Net Loss for the Period                          $  337,789

BALANCE SHEET

Working Capital                                  $   47,332

                                               ------------
Total Assets                                     $  348,380

Total Number of Shares of Common Stock
Outstanding                                      10,167,700


Deficit                                          $  361,518
Total Stockholders Equity                        $  347,332

                                  RISK FACTORS

An investment in our common stock involves a number of very significant risks. You should carefully consider the following risks and uncertainties in addition to other information in this prospectus in evaluating our Company and its business before purchasing shares of our common stock. Our business, operating results and financial condition could be seriously harmed due to any of the following risks. You could lose all or part of your investment due to any of these risks.

               RISKS RELATED TO THIS OFFERING AND OUR COMMON STOCK

SALES OF A SUBSTANTIAL NUMBER OF SHARES OF OUR COMMON STOCK INTO THE PUBLIC MARKET BY THE SELLING STOCKHOLDERS MAY RESULT IN SIGNIFICANT DOWNWARD PRESSURE ON THE PRICE OF OUR COMMON STOCK AND COULD AFFECT THE ABILITY OF OUR STOCKHOLDERS TO REALIZE THE CURRENT TRADING PRICE OF OUR COMMON STOCK.


Sales of a substantial number of shares of our common stock in the public market could cause a reduction in the market price of our common stock. We had 10,167,700 shares of common stock issued and outstanding as of September 30, 2005. When this registration statement is declared effective, the Selling Stockholders will be able to resell up to 4,167,700 shares of our common stock. As a result, a substantial number of our shares of common stock may be issued and may be available for immediate resale, which could have an adverse effect on the price of our common stock. As a result of any such decreases in price of our common stock, purchasers who acquire shares from the Selling Stockholders may lose some or all of their investment.


Any significant downward pressure on the price of our common stock as the selling stockholders sell their shares of our common stock could encourage short sales by the selling stockholders or others. Any such short sales could place further downward pressure on the price of our common stock.

                          RISKS RELATED TO OUR BUSINESS

OUR  BUSINESS  IS  DIFFICULT  TO  EVALUATE  BECAUSE WE HAVE A LIMITED  OPERATING
HISTORY.

In considering whether to invest in our common stock, you should consider that there is only limited historical financial and operating information available on which to base your evaluation of our performance. Our inception was October 19, 2004 and, as a result, we have a limited operating history.

WE HAVE A HISTORY OF OPERATING LOSSES AND THERE CAN BE NO ASSURANCES WE WILL BE PROFITABLE IN THE FUTURE.


We have a history of operating losses, expect to continue to incur losses, and may never be profitable, and we must be considered to be in the exploration stage. Further, we have been dependent on sales of our equity securities and debt financing to meet our cash requirements. We have incurred losses totaling approximately $324,858 from October 19, 2004 (inception) to September 30, 2005.

As of September 30, 2005, we had an accumulated deficit of $324,858. Further, we do not expect positive cash flow from operations in the near term. There is no assurance that actual cash requirements will not exceed our estimates. In particular, additional capital may be required in the event that:

- the costs to acquire additional leases are more than we currently anticipate;

- drilling and completion costs for additional wells increase beyond our expectations; or

- we encounter greater costs associated with general and administrative expenses or offering costs.

Our development of and participation in what could evolve into an increasing number of oil and gas prospects may require substantial capital expenditures. The uncertainty and factors described throughout this section may impede our ability to economically find, develop, produce, and acquire natural gas and oil reserves. As a result, we may not be able to achieve or sustain profitability or positive cash flows from operating activities in the future.

WE HAVE RECEIVED A GOING CONCERN OPINION FROM OUR INDEPENDENT AUDITORS REPORT ACCOMPANYING OUR DECEMBER 31, 2004 AUDITED FINANCIAL STATEMENTS.

The independent auditor's report accompanying our December 31, 2004 audited financial statements contains an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern. The consolidated financial statements have been prepared "assuming that the Company will continue as a going concern." Our ability to continue as a going concern is dependent on raising additional capital to fund our operations and ultimately on generating future profitable operations. There can be no assurance that we will be able to raise sufficient additional capital or eventually have positive cash flow from operations to address all of our cash flow needs. If we are not able to find alternative sources of cash or generate positive cash flow from operations, our business and shareholders will be materially and adversely affected.

WE WILL REQUIRE ADDITIONAL FUNDING IN THE FUTURE.

Based upon our historical losses from operations, we will require additional funding in the future. If we cannot obtain capital through financings or otherwise, our ability to execute our development plans and achieve production levels will be greatly limited. Our current development plans require us to make capital expenditures for the exploration and development of our oil and natural gas properties. Historically, we have funded our operations through the issuance of equity. We may not be able to obtain additional financing on favorable terms, if at all. Our future cash flows and the availability of financing will be subject to a number of variables, including potential production and the market prices of oil and natural gas. Further, debt financing, if utilized, could lead to a diversion of cash flow to satisfy debt-servicing obligations and create restrictions on business operations. If we are unable to raise additional funds, it would have a material adverse effect upon our operations.

OUR ACQUISITIONS MAY NOT BE SUCCESSFUL.

As part of our growth strategy, we intend to acquire additional oil and gas production properties. Current and subsequent acquisitions may pose substantial risks to our business, financial condition, and results of operations. In pursuing acquisitions, we will compete with other companies, many of which have greater financial and other resources to acquire attractive properties. Even if we are successful in acquiring additional properties, some of the properties may not produce revenues at anticipated levels or failure to conduct drilling on prospects within specified time periods may cause the forfeiture of the lease in that prospect. There can be no assurance that we will be able to successfully integrate acquired properties, which could result in substantial costs and delays or other operational, technical, or financial problems. Further, acquisitions could disrupt ongoing business operations. If any of these events occur, it would have a material adverse effect upon our operations and results from operations.

OUR DRILLING OPERATIONS MAY NOT BE SUCCESSFUL.

We intend to test certain zones in wellbores already drilled on certain of the properties and if results are positive and capital is available, drill additional wells and begin production operations from existing and new wells. There can be no assurance that our current well re-completion activities or future drilling activities will be successful, and we cannot be sure that our overall drilling success rate or our production operations within a particular area will ever come to fruition, and if it does, will not decline over time. We may not recover all or any portion of our capital investment in the wells or the underlying leaseholds. Unsuccessful drilling activities would have a material adverse effect upon our results of operations and financial condition. The cost of drilling, completing, and operating wells is often uncertain, and a number of factors can delay or prevent drilling operations including: (i) unexpected drilling conditions; (ii) pressure or irregularities in geological formations;
(iii) equipment failures or accidents; (iv) adverse weather conditions; and (iv) shortages or delays in availability of drilling rigs and delivery of equipment.

OUR PRODUCTION INITIATIVES MAY NOT PROVE SUCCESSFUL.

The coal beds in the Arkoma Basin in the State of Oklahoma from which we intend to produce methane gas frequently contain water, which may hamper our ability to produce gas in commercial quantities. The amount of coal bed methane that can be commercially produced depends upon the coal quality, the original gas content of the coal seam, the thickness of the seam, the reservoir pressure, the rate at which gas is released from the coal, and the existence of any natural fractures through which the gas can flow to the well bore. However, coal beds frequently contain water that must be removed in order for the gas to detach from the coal and flow to the well bore. The average life of a coal bed well is only five to six years. Our ability to remove and dispose of sufficient quantities of water from the coal seam will determine whether or not we can produce coal bed methane in commercial quantities.

There is no guarantee that the potential drilling locations that we have or acquire in the future will ever produce natural gas or oil, which could have a material adverse effect upon our results of operations.

WE ARE A NEW ENTRANT INTO THE OIL AND GAS INDUSTRY WITHOUT PROFITABLE OPERATING HISTORY AND NO PROVED DEVELOPED PRODUCING RESERVES.


Since October 19, 2004 (inception), our activities have been limited to organizational efforts, obtaining working capital and acquiring a very limited number of properties. In addition, there is limited information regarding property related production potential or revenue generation potential. Further, the Company's leases have no probable, proved or developed producing reserves. As a result, our future revenues may be limited or non-existent.

PROSPECTS THAT WE DECIDE TO DRILL MAY NOT YIELD NATURAL GAS OR OIL IN COMMERCIALLY VIABLE QUANTITIES.

We describe some of our current prospects in this prospectus. Our prospects are in various stages of preliminary evaluation and assessment and we have not reached the point where we will decide to drill at all on the subject prospects. However, the use of seismic data, historical drilling logs, offsetting well information, and other technologies and the study of producing fields in the same area will not enable us to know conclusively prior to drilling and testing whether natural gas or oil will be present or, if present, whether natural gas or oil will be present in sufficient quantities or quality to recover drilling or completion costs or to be economically viable. In sum, the cost of drilling, completing and operating any wells is often uncertain and new wells may not be productive.

WE MAY BE UNABLE TO IDENTIFY LIABILITIES ASSOCIATED WITH THE PROPERTIES OR OBTAIN PROTECTION FROM SELLERS AGAINST THEM.

One of our growth strategies is to capitalize on opportunistic acquisitions of oil and natural gas reserves. However, our reviews of acquired properties are inherently incomplete because it generally is not feasible to review in depth every individual property involved in each acquisition. A detailed review of records and properties may not necessarily reveal existing or potential problems, nor will it permit a buyer to become sufficiently familiar with the properties to assess fully their deficiencies and potential. Further, environmental problems, such as ground water contamination, are not necessarily observable even when an inspection is undertaken. We may not be able to obtain indemnification or other protections from the sellers against such potential liabilities, which would have a material adverse effect upon our results of operations.

THE POTENTIAL PROFITABILITY OF OIL AND GAS VENTURES DEPENDS UPON GLOBAL POLITICAL AND MARKET RELATED FACTORS BEYOND THE CONTROL OF OUR COMPANY

World prices and markets for oil and gas are unpredictable, highly volatile, potentially subject to governmental fixing, pegging, controls, or any combination of these and other factors, and respond to changes in domestic, international, political, social, and economic environments. Additionally, due to worldwide economic uncertainty, the availability and cost of funds for production and other expenses have become increasingly difficult, if not impossible, to project. These and other changes and events may materially affect our financial performance. The potential profitability of oil and gas properties is dependent on these and other factors beyond our control.

PRODUCTION OF OIL AND GAS RESOURCES IF FOUND ARE DEPENDENT ON NUMEROUS OPERATIONAL UNCERTAINTIES SPECIFIC TO THE AREA OF THE RESOURCE THAT AFFECT ITS PROFITABLITY

Production area specifics affect profitability. Adverse weather conditions can hinder drilling operations and ongoing production work. A productive well may become uneconomic in the event water or other deleterious substances are encountered which impair or prevent the production of oil and/or gas from the well. Production and treatments on other wells in the area can have either appositive or negative effect on Company's production and wells. In addition, production from any well may be unmarketable if it is impregnated with water or other deleterious substances. The content of hydrocarbons is subject to change over the life of producing wells. The marketability of oil and gas from any specific reserve which may be acquired or discovered will be affected by numerous factors beyond our control. These factors include, but are not limited to, the proximity and capacity of oil and gas pipelines, availability of room in the pipelines to accommodate additional production, processing and production equipment operating costs and equipment efficiency, market fluctuations of prices and oil and gas marketing relationships, local and state taxes, mineral owner and other royalties, land tenure, lease bonus costs and lease damage costs, allowable production, and environmental protection. These factors cannot be accurately predicted and the combination of these factors may result in us not receiving an adequate return on our invested capital.

IF PRODUCTION RESULTS FROM OPERATIONS WE ARE DEPENDENT UPON TRANSPORTATION AND STORAGE SERVICES PROVIDED BY THIRD PARTIES.

We will be dependent on the transportation and storage services offered by various interstate and intrastate pipeline companies for the delivery and sale of our gas supplies. Both the performance of transportation and storage services by interstate pipelines and the rates charged for such services are subject to the jurisdiction of the Federal Energy Regulatory Commission or state regulatory agencies. An inability to obtain transportation and/or storage services at competitive rates could hinder our processing and marketing operations and/or affect our sales margins.

OUR RESULTS OF OPERATIONS ARE DEPENDENT UPON MARKET PRICES FOR OIL AND NATURAL GAS, WHICH FLUCTUATE WIDELY AND ARE BEYOND OUR CONTROL.

If and when production from oil and gas properties is reached, our revenue, profitability, and cash flow depend upon the prices and demand for oil and natural gas. The markets for these commodities are very volatile and even relatively modest drops in prices can significantly affect our financial results and impede our growth. Prices received also will affect the amount of future cash flow available for capital expenditures and may affect our ability to raise additional capital. Lower prices may also affect the amount of natural gas and oil that can be economically produced from reserves either discovered or acquired.

Factors that can cause price fluctuations include:

o    The level of consumer product demand;
o    Domestic and foreign governmental regulations;
o    The price and availability of alternative fuels;
o    Technical advances affecting energy consumption;
o Proximity and capacity of oil and gas pipelines and other transportation facilities;
o    Political conditions in natural gas and oil producing regions;
o    The domestic and foreign supply of natural gas and oil;
o The ability of members of Organization of Petroleum Exporting Countries to agree to and maintain oil price and production controls;
o    The price of foreign imports; and
o    Overall domestic and global economic conditions.

The availability of a ready market for our oil and gas depends upon numerous factors beyond our control, including the extent of domestic production and importation of oil and gas, the relative status of the domestic and international economies, the proximity of our properties to gas gathering systems, the capacity of those systems, the marketing of other competitive fuels, fluctuations in seasonal demand and governmental regulation of production, refining, transportation and pricing of oil, natural gas and other fuels.

THE OIL AND GAS INDUSTRY IN WHICH WE OPERATE INVOLVES MANY INDUSTRY RELATED OPERATING AND IMPLEMETATION RISKS THAT CAN CAUSE SUBSTANTIAL LOSSES, INCLUDING, BUT NOT LIMITED TO, UNPRODUCTIVE WELLS, NATURAL DISASTERS, FACILITY AND EQUIPMENT PROBLEMS AND ENVIRONMENTAL HAZARDS.

Our drilling activities are subject to many risks, including the risk that we will not discover commercially productive reservoirs. Drilling for oil and natural gas can be unprofitable, not only from dry holes, but from productive wells that do not produce sufficient revenues to return a profit. In addition, our drilling and producing operations may be curtailed, delayed or canceled as a result of other drilling and production, weather and natural disaster, equipment and service failure, environmental and regulatory, and site specific related factors, including but not limited to:

o    Fires;
o    Explosions;
o    Blow-outs and surface cratering;
o    Uncontrollable flows of underground natural gas, oil, or formation water;
o    Natural disasters;
o    Facility and equipment failures;
o    Title problems;
o    Shortages or delivery delays of equipment and services;
o    Abnormal pressure formations; and
o Environmental hazards such as natural gas leaks, oil spills, pipeline ruptures and discharges of toxic gases.

If any of these events occur, we could incur substantial losses as a result of:

o    Injury or loss of life;
o Severe damage to and destruction of property, natural resources or equipment;
o    Pollution and other environmental damage;
o    Clean-up responsibilities;
o    Regulatory investigation and penalties;
o    Suspension of our operations; or
o    Repairs necessary to resume operations.

If we were to experience any of these problems, it could affect well bores, gathering systems and processing facilities, any one of which could adversely affect our ability to conduct operations. We may be affected by any of these events more than larger companies, since we have limited working capital.

THE OIL AND GAS INDUSTRY IS HIGHLY COMPETITIVE AND THERE IS NO ASSURANCE THAT WE WILL BE SUCCESSFUL IN ACQUIRING THE LEASES.

The oil and natural gas industry is intensely competitive, and we compete with other companies that have greater resources. Many of these companies not only explore for and produce oil and natural gas, but also carry on refining operations and market petroleum and other products on a regional, national or worldwide basis. These companies may be able to pay more for productive oil and natural gas properties and exploratory prospects or define, evaluate, bid for and purchase a greater number of properties and prospects than our financial or human resources permit. In addition, these companies may have a greater ability to continue exploration activities during periods of low oil and natural gas market prices. Our larger competitors may be able to absorb the burden of present and future federal, state, local and other laws and regulations more easily than we can, which would adversely affect our competitive position. Our ability to acquire additional properties and to discover reserves in the future will be dependent upon our ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment. In addition, because we have fewer financial and human resources than many companies in our industry, we may be at a disadvantage in bidding for exploratory prospects and producing oil and natural gas properties.

THE MARKETABILITY OF NATURAL RESOURCES WILL BE AFFECTED BY NUMEROUS FACTORS BEYOND OUR CONTROL WHICH MAY RESULT IN US NOT RECEIVING AN ADEQUATE RETURN ON INVESTED CAPITAL TO BE PROFITABLE OR VIABLE.

The marketability of natural resources which may be acquired or discovered by us will be affected by numerous factors beyond our control. These factors include market fluctuations in oil and gas pricing and demand, the proximity and capacity of natural resource markets and processing equipment, governmental regulations, land tenure, land use, regulation concerning the importing and exporting of oil and gas and environmental protection regulations. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in us not receiving an adequate return on invested capital to be profitable or viable.

OIL AND GAS OPERATIONS ARE SUBJECT TO COMPREHENSIVE REGULATION WHICH MAY CAUSE SUBSTANTIAL DELAYS OR REQUIRE CAPITAL OUTLAYS IN EXCESS OF THOSE ANTICIPATED CAUSING AN ADVERSE EFFECT ON OUR COMPANY.

Oil and gas operations are subject to federal, state, and local laws relating to the protection of the environment, including laws regulating removal of natural resources from the ground and the discharge of materials into the environment.

Oil and gas operations are also subject to federal, state, and local laws and regulations which seek to maintain health and safety standards by regulating the design and use of drilling methods and equipment. Various permits from government bodies are required for drilling operations to be conducted; no assurance can be given that such permits will be received. Environmental standards imposed by federal, provincial, or local authorities may be changed and any such changes may have material adverse effects on our activities. Moreover, compliance with such laws may cause substantial delays or require capital outlays in excess of those anticipated, thus causing an adverse effect on us. Additionally, we may be subject to liability for pollution or other environmental damages which we may elect not to insure against due to prohibitive premium costs and other reasons. To date we have not been required to spend material amounts on compliance with environmental regulations. However, we may be required to do so in future and this may affect our ability to expand or maintain our operations.

In general, our exploration and production activities are subject to certain federal, state and local laws and regulations relating to environmental quality and pollution control. Such laws and regulations increase the costs of these activities and may prevent or delay the commencement or continuance of a given operation. Compliance with these laws and regulations has not had a material effect on our operations or financial condition to date. Specifically, we are subject to legislation regarding emissions into the environment, water discharges and storage and disposition of hazardous wastes. In addition, legislation has been enacted which requires well and facility sites to be abandoned and reclaimed to the satisfaction of state authorities. However, such laws and regulations are frequently changed and we are unable to predict the ultimate cost of compliance. Generally, environmental requirements do not appear to affect us any differently or to any greater or lesser extent than other companies in the industry.

We believe that our operations comply, in all material respects, with all applicable environmental regulations. The Company needs insurance to protect itself against risks associated with the leases obtained. The leases allow for entry onto the properties for the purposes of oil and gas exploration. The insurance the Company requires relates solely to developments on the properties for the purposes of oil and gas exploration. The Company will contract with Oakhills Drilling & Operating, LLC. to complete developments on the properties that relate to oil and gas exploration. Oakhills Drilling & Operating, LLC's insurance policies will cover any and all risks including liability pertaining to oil and gas exploration as they will be executing operational oil and gas aspects for the Company. The Company's oil and gas operator, Oakhills Drilling & Operating, LLC's, an Oklahoma corporation, maintain in full force and effect insurance coverage that is customary for comparably situated companies for the business being conducted as they relate to the development of properties owned or leased by the Company or its subsidiary interests. Management of the Company does not believe that the Company requires its own insurance in the current circumstances when its operations in the oil and gas exploration domain are not substantive to warrant in house, non-contract labor. The Company's contractor's insurance is more than adequate in the circumstances. The Company reasonably believes that the insurance coverage carried by its intended contact operator, Oakhills Drilling & Operating, LLC, provides reasonable, prudent and customary coverage against all liabilities, claims and risks against which it is customary for comparably situated companies to insure.

Oakhills Drilling & Operating, LLC carries the following insurance policies and coverages:

o Business Automotive Policies: $1,000,000 liability, $1,000 medical payment per occur. Covers all automobiles and pulling unit.

o Workers Compensation Policy: $1,000,000 per accident per employee and $1,000,000 per disease per employee.

o General Liability Policy: $2,000,000 aggregate coverage, $1,000,000 per occurrence, $100,000 per fire occurrence, $5,000 medical per person.

o Drilling Rig Insurance: $1,000,000 on drilling rig and equipment, $540,000 on triplex mud pump, rig terrorism coverage of $25,000.

o    Umbrella Insurance Policy: Liability coverage of $3,000,000.

When and if the Company is convinced that its current leases or those subsequently acquired are capable of hydrocarbon production and sales, and the Company plans to drill more than 1 well, the Company plans to maintain a $2,000,000 per year limit policy on bodily injury and general liability with regard to risks incurred for the drilling of up to 25 wells. This will allow for growth of the Company to contain non contract labor that would require it to carry such additional insurance for risks pertaining to oil and gas exploration conducted directly by the Company. Such policy would include coverage for numerous locations for pollution, environmental damage, chemical spills and commercial general liability, fire, and personal injury. Such a policy will not be required until such time and date as the Company believes that it will begin a sustained drilling and operating program, and that at least one well has been drilled and is producing to justify and warrant further drilling and a sustained drilling and operating program.

ANY CHANGE TO GOVERNMENT REGULATION/ADMINISTRATIVE PRACTICES MAY HAVE A NEGATIVE IMPACT ON OUR ABILITY TO OPERATE AND OUR PROFITABILITY.

The laws, regulations, policies or current administrative practices of any government body, organization or regulatory agency in the United States or any other jurisdiction, may be changed, applied or interpreted in a manner which will fundamentally alter our ability to carry on business. The actions, policies or regulations, or changes thereto, of any government body or regulatory agency, or other special interest groups, may have a detrimental effect on us. Any or all of these situations may have a negative impact on our ability to operate and/or our profitably.

WE MAY BE UNABLE TO RETAIN KEY EMPLOYEES OR CONSULTANTS OR RECRUIT ADDITIONAL QUALIFIED PERSONNEL.

Our extremely limited personnel means that we would be required to spend significant sums of money to locate and train new employees in the event any of our employees resign or terminate their employment with us for any reason. Due to our limited operating history and financial resources, we are entirely dependent on the continued service of Douglas Humphreys, Chief Executive Officer, and Grant Atkins, Chief Financial Officer. Further, we do not have key man life insurance on either of these individuals. We may not have the financial resources to hire a replacement if one or both of our officers were to die. The loss of service of either of these employees could therefore significantly and adversely affect our operations.

OUR OFFICERS AND DIRECTORS MAY BE SUBJECT TO CONFLICTS OF INTEREST.

Our officers and directors serve only part time and are subject to conflicts of interest. Each devotes part of his working time to other business endeavors, including consulting relationships with other oil and gas entities, and has responsibilities to these other entities.

Specifically, Douglas Humphreys is currently a director and Drilling Operations Manager of Lexington Oil & Gas Ltd. Co., the wholly owned subsidiary of Lexington Resources, Inc., a natural resource exploration company engaged in the acquisition and development of oil and natural gas properties in the United States with an operational focus is on gas development initiatives in the Arkoma Basin of Oklahoma and in the Dallas Fort Worth Basin of Texas. Mr. Humphreys is also a director of Lexington Resources, Inc. Mr. Humphreys is a director and President of Oakhills Drilling and Operating, LLC, a full service drilling, operating and well completion company. Mr. Humphreys is also a director and President of Paluca Petroleum, Inc., a private Oklahoma based oil and gas services company owned by Humphreys and his immediate family. Some of the services to be provided by Humphreys to the Company in the future, may be provided through this business entity. Mr. Humphreys is also a director of GBH Farms, Inc. a private livestock company.

Grant Atkins is also currently a director and President of Lexington Resources, Inc., a director of Lexington Oil & Gas Ltd. Co., and a director and CFO of Uranium Energy Corp., a company engaged in the business of uranium property acquisition, exploration, and development with strategies to mine and sell uranium ore in the United States.

Steve Jewett is a director and audit committee member to both Lexington Resources, Inc. and Uranium Energy Corp. He also has a private accounting and tax practice.

Bruce Horton is a director and audit committee member to Uranium Energy Corp. He also an accountant and financial management consultant.

Such conflicts include deciding how much time to devote to our affairs, as well as what business opportunities should be presented to the Company. Because of these relationships, our officers and directors will be subject to conflicts of interest. Currently, we have no policy in place to address such conflicts of interest.

ONE OF OUR SHAREHOLDERS MAY EXERCISE VOTING POWER OF MORE THAN 50% OF OUR COMMON STOCK.


Geneva Energy Corp. ("Geneva") owns 6,000,000 shares of our common stock, or 59.0% of our outstanding common stock as of September 30, 2005. Due to its stock ownership, Geneva may be in a position to elect the board of directors and, therefore, to control our business and affairs including certain significant corporate actions such as acquisitions, the sale or purchase of assets, and the issuance and sale of our securities. Further, Geneva may be able to prevent or cause a change in control. We also may be prevented from entering into transactions that could be beneficial to us without Geneva's consent. The interest of our largest shareholder may differ from the interests of other shareholders.


ADDITIONAL ISSUANCES OF EQUITY SECURITIES MAY RESULT IN DILUTION TO OUR EXISTING STOCKHOLDERS.

Our Articles of Incorporation authorize the issuance of 100,000,000 shares of common stock. Common stock is our only authorized class of stock. The board of directors has the authority to issue additional shares of our capital stock to provide additional financing in the future and the issuance of any such shares may result in a reduction of the book value or market price of the outstanding shares of our common stock. If we do issue any such additional shares, such issuance also will cause a reduction in the proportionate ownership and voting power of all other stockholders. As a result of such dilution, if you acquire shares of our common stock from the Selling Shareholders, your proportionate ownership interest and voting power will be decreased accordingly. Further, any such issuance could result in a change of control.

OUR COMMON STOCK IS CLASSIFIED AS A "PENNY STOCK" UNDER SEC RULES WHICH LIMITS THE MARKET FOR OUR COMMON STOCK.

The SEC has adopted  rules that regulate  broker-dealer  practices in connection
with   transactions  in  "penny  stocks."  Penny  stocks  generally  are  equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC, which specifies information about penny stocks and the nature and significance of risks of the penny stock market. A broker-dealer must also provide the customer with bid and offer quotations for the penny stock, the compensation of the broker-dealer, and sales person in the transaction, and monthly account statements indicating the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for stock that becomes subject to those penny stock rules. If a trading market for our common stock develops, our common stock will probably become subject to the penny stock rules, and shareholders may have difficulty in selling their shares.

A MAJORITY OF OUR DIRECTORS AND OFFICERS ARE OUTSIDE THE UNITED STATES, WITH THE RESULT THAT IT MAY BE DIFFICULT FOR INVESTORS TO ENFORCE WITHIN THE UNITED STATES ANY JUDGMENTS OBTAINED AGAINST US OR ANY OF OUR DIRECTORS OR OFFICERS.

A majority of our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons' assets are located outside the United States. As a result, it may be difficult for investors to effect service of process on our directors or officers, or enforce within the United States or Canada any judgments obtained against us or our officers or directors, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof. Consequently, you may be effectively prevented from pursuing remedies under U.S. federal securities laws against them. In addition, investors may not be able to commence an action in a Canadian court predicated upon the civil liability provisions of the securities laws of the United States. The foregoing risks also apply to those experts identified in this prospectus that are not residents of the United States.

NEVADA LAW AND OUR ARTICLES OF INCORPORATION MAY PROTECT OUR DIRECTORS FROM CERTAIN TYPES OF LAWSUITS.

Nevada law provides that our officers and directors will not be liable to us or our stockholders for monetary damages for all but certain types of conduct as officers and directors. Our Bylaws permit us broad indemnification powers to all persons against all damages incurred in connection with our business to the fullest extent provided or allowed by law. The exculpation provisions may have the effect of preventing stockholders from recovering damages against our officers and directors caused by their negligence, poor judgment or other circumstances. The indemnification provisions may require us to use our limited assets to defend our officers and directors against claims, including claims arising out of their negligence, poor judgment, or other circumstances.


                           FORWARD-LOOKING STATEMENTS

This prospectus contains "forward-looking statements," as that term is used in federal securities laws, about our financial condition, results of operations and business. These statements include, among others:

o statements concerning the benefits that we expect will result from our business activities and certain transactions that we have completed, such as increased revenues, decreased expenses and avoided expenses and expenditures; and

o statements of our expectations, beliefs, future plans and strategies, anticipated developments and other matters that are not historical facts.

These statements may be made expressly in this document or may be incorporated by reference to documents that we will file with the SEC. You can find many of these statements by looking for words such as "believes," "expects," "anticipates," "estimates" or similar expressions used in this prospectus. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled "Risk Factors", that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. We caution you not to put undue reliance on these statements, which speak only as of the date of this Prospectus. Further, the information contained in this prospectus or incorporated herein by reference is a statement of our present intention and is based on present facts and assumptions, and may change at any time and without notice, based on changes in such facts or assumptions.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results. The safe harbor for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995 does not apply to the offering made in this prospectus.

                                 USE OF PROCEEDS

The shares of common stock offered hereby are being registered for the account of the Selling Shareholders named in this prospectus. As a result, all proceeds from the sales of the common stock will go to the Selling Shareholders and we will not receive any proceeds from the resale of the common stock by the selling stockholders. We have agreed to register the shares of the Selling Shareholders as set forth in this registration statement and prospectus and incur all costs associated with this prospectus and related registration statement.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is not listed on any exchange and there is no public trading market for the common stock.


As of September 30, 2005, we had 49 shareholders of record. We have no outstanding warrants or options to purchase our securities.

                        Shares Eligible for Future Sale.

Upon completion of the offering, we will have 10,167,700 shares of common stock outstanding. A current shareholder who is an "affiliate" of Morgan Creek, defined in Rule 144 as a person who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, Morgan Creek, will be required to comply with the resale limitations of Rule 144.

Purchasers of shares in the offering, other than affiliates, may resell their shares immediately. Sales by affiliates will be subject to the volume and other limitations of Rule 144, including certain restrictions regarding the manner of sale, notice requirements, and the availability of current public information about Morgan Creek. The volume limitations generally permit an affiliate to sell, within any three month period, a number of shares that does not exceed the greater of one percent of the outstanding shares of common stock or the average weekly trading volume during the four calendar weeks preceding his sale. A person who ceases to be an affiliate at least three months before the sale of restricted securities beneficially owned for at least two years may sell the restricted securities under Rule 144 without regard to any of the Rule 144 limitations.

DIVIDEND POLICY

No dividends have ever been declared by the Board of Directors on our common stock. Our losses do not currently indicate the ability to pay any cash dividends, and we do not indicate the intention of paying cash dividends either on our common stock in the foreseeable future.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER COMPENSATION PLANS

We have no equity compensation plan.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

The following discussion should be read in conjunction with our consolidated audited financial statements and the related notes that appear elsewhere in this registration statement. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this registration statement, particularly in the section entitled "Risk Factors" beginning on page 8 of this registration statement. Our consolidated audited financial statements are stated in United States Dollars and are prepared in accordance with United States Generally Accepted Accounting Principles.

                                PLAN OF OPERATION

We are a natural resource exploration and production company engaged in the exploration, acquisition and development of oil and gas properties in the United States. We currently have a 75% working interest and a 56.25% net revenue interest in an aggregate of approximately 560 gross undeveloped acres pursuant to leases held. Our strategy is to complete the further acquisition of additional coal bed methane prospects that fall within the criteria of providing a geological basis for development of drilling initiatives that can provide near term revenue potential and fast drilling capital repatriation from production cash flows while expanding reserves. We anticipate that our ongoing efforts, subject to adequate funding being available, will continue to be focused on successfully concluding negotiations for additional tracts of prime acreage in the coal bed methane and other gas producing domains, and to implement the drilling of new wells to develop reserves and to provide revenues. We plan to continue building and increasing a strategic base of proven reserves and production base within Oklahoma's Arkoma Basin.

Currently our six month operating plans are to enter certain well bores on our subject leases to test certain target zones thought to contain coal bed methane ("CBM") gas, and conduct further geological and engineering studies of our subject properties to provide evidence of gas quality. The Company currently has the financial resources to complete the first phase of testing planned for its prospective gas bearing leases and to cover other estimated costs during the next six months.

Our ability to continue to expand land acquisitions and explore drilling opportunities after the next 6 months of operation is dependent on adequate capital resources being available and further sources of debt and equity being obtained with the following two alternatives providing the basis for business development options:

a) Development of Current Lease Alternative - The requirement to raise further funding for oil and gas exploration beyond that obtained for the next six month period depends on the outcome of geological and engineering testing occurring over this interval. Subsequent to the completion of current property evaluations, and if the results provide the basis to continue to develop the properties, and geological studies indicate high probabilities of sufficient production quantities, the Company will attempt to raise capital to undertake a drilling program to establish up to six wells on leases in hand, and build production infrastructure and pipeline, and to further raise additional capital to allow this drilling and further land acquisitions.

b) New Lease Acquisition and Development Alternative - If gas quality and quantities are not deemed sufficient from work to be conducted on our current leases during the first six months of operation, additional land acquisitions will be assessed and obtained subject to adequate capital resources being available and further sources of debt and equity being obtained. The following outlines anticipated activities pursuant to both of the above mentioned alternatives and include estimated time frames and costs.

a) Development of Current Lease Alternative:


--------------------------------------------------------------------------------------------------
Activity                                                       Time Frame To      Estimated Costs
                                                              Complete in Months
--------------------------------------------------------------------------------------------------
Site preparation for entry into current wellbores including
of roadway upgrade and operations site, design, review, and
finalize testing procedures, book zone fracture and testing
consultants, arrange equipment required                                 3              10,000
--------------------------------------------------------------------------------------------------
Pull old well tubing tubing, run test tools in wellbore, cut
well casing, test target gas zones with acid and water                0.5              15,000
--------------------------------------------------------------------------------------------------
If gas content conducive to production, complete well by
inserting downhole pump and rods, set pumping unit,
wellhead, and gas line                                                  1              20,000
--------------------------------------------------------------------------------------------------
Complete pipeline                                                       1               5,000
--------------------------------------------------------------------------------------------------
Create well development model and investment documents to
develop 6 wells on subject leases including funding plan
--------------------------------------------------------------------------------------------------
Create investor communications materials, corporate
identity                                                                2             prepaid
--------------------------------------------------------------------------------------------------
Raise funding for well development,                                     3
--------------------------------------------------------------------------------------------------
Drill, complete, and produce from 6 well drilling program               7           2,250,000
(Company's 75% working interest)
--------------------------------------------------------------------------------------------------
Target further leases for exploration potential and                     3           Dependent on
obtain further funding to acquire new development targets                        scale and scope
                                                                                  of acquisition
--------------------------------------------------------------------------------------------------

b) New Lease Acquisition and Development Alternative

--------------------------------------------------------------------------------------------------
Site preparation for entry into current wellbores including             3              10,000
of roadway upgrade and operations site, design, review, and
finalize testing procedures, book zone fracture and testing
consultants, arrange equipment required
--------------------------------------------------------------------------------------------------
Pull old well tubing tubing, run test tools in wellbore, cut          0.5              15,000
well casing, test target gas zones with acid and water,
--------------------------------------------------------------------------------------------------
                                                                                   Dependent on
If gas content not deemed conducive to production, target             3-9         scale and scope
further leases for exploration  potential and obtain                              of acquisition
further funding to acquire new development targets
--------------------------------------------------------------------------------------------------

We will require additional funding to implement our plan of operations. We anticipate that these funds primarily will be raised through equity and debt financing or from other available sources of financing. If we raise additional funds through the issuance of equity or convertible debt securities, it may result in the dilution in the equity ownership of investors in our common stock. Further, such securities might have rights, preferences or privileges senior to our common stock. There can be no assurance that additional financing will be available upon acceptable terms, if at all. If adequate funds are not available or are not available on acceptable terms, we may be unable to take advantage of prospective new opportunities or acquisitions, which could significantly and materially restrict our operations.

We do not expect to purchase any significant equipment or increase significantly the number of our employees during the next 12 months. Our current business strategy is to obtain resources under contract where possible because management believes that this strategy, at its current level of development, provides the best services available in the circumstances, leads to lower overall costs, and provides the best flexibility for our business operations.

RESULTS OF OPERATIONS

      FOR THE PERIOD FROM OCTOBER 19, 2004 (INCEPTION) TO DECEMBER 31, 2004

Our net loss for fiscal year ended December 31, 2004 was approximately ($23,729). During fiscal year ended December 31, 2004, we recorded no income.

During the fiscal year ended December 31, 2004, we recorded operating expenses of $23,729, consisting primarily of (i) $1,951 in general and administrative expenses; and (ii) $21,778 in professional fees. General and administrative expenses generally include corporate overhead, financial and administrative contracted services and consulting costs.


            FOR THE PERIOD FROM JANUARY 1, 2005 TO SEPTEMBER 30, 2005

Our net loss for the nine month period ending September 30, 2005 was approximately ($337,789). During the nine month period ending September 30, 2005, we recorded no income.

During the nine month period ending September 30, 2005, we recorded operating expenses of $337,789, consisting primarily of (i) $309,517 in general and administrative expenses; and (ii) $28,272 in professional fees. General and administrative expenses generally include corporate overhead, financial and administrative contracted services and consulting costs.


LIQUIDITY AND CAPITAL RESOURCES


We have not generated positive cash flows from operating activities. For the period ended September 30, 2005, net cash flows used in operating activities was $(357,119) compared to the fiscal year ended December 31, 2004, whereby net cash flow used in operating activities was $(3,351), consisting primarily of a net loss of $(23,729) which was offset by an increase in accounts payable and accrued liabilities of $20,378.

For the period ending September 30, 2005, net cash flows used in investing activities was $0 compared to the fiscal year ended December 31, 2004, whereby net cash flows used in investing activities was $(300,000), which was primarily the result of the acquisition of our oil and gas properties.

For the period ending September 30, 2005, net cash flow from financing activities was $35,000 compared to the fiscal year ended December 31, 2004, whereby net cash flow from financing activities was $673,850 pertaining primarily to $673,850 received from proceeds on the sale of our common stock.

At September 30, 2005, our current assets were $48,380 current liabilities were $1,048, resulting in a working capital surplus of $47,332. We expect that working capital requirements will continue to be funded through a combination of our existing funds, cash flow from operations, debt instruments and advances, and further issuances of securities. Our working capital requirements are expected to increase in line with the growth of our business.

Existing working capital, further advances and debt instruments, and anticipated cash flow are expected to be adequate to fund our operations over the next six months. We have no lines of credit or other bank financing arrangements. Generally, we have financed operations to date through the proceeds of the private placement of equity and debt instruments. In connection with our business plan, management anticipates additional increases in operating expenses and capital expenditures relating to:


(i) oil and gas operating properties, (ii) possible drilling initiatives on current properties and future properties, and (iii) future property acquisitions. We intend to finance these expenses with further issuances of securities, debt issuances, and possible revenues from operations. Thereafter, we expect we will need to raise additional capital and increase its revenues to meet long-term operating requirements.

Additional issuances of equity or convertible debt securities will result in dilution to our current shareholders. Further, such securities might have rights, preferences or privileges senior to our common stock. Additional financing may not be available upon acceptable terms, or at all. If adequate funds are not available or are not available on acceptable terms, we may not be able to take advantage of prospective new business endeavors or opportunities, which could significantly and materially restrict our business operations.

The Company has an ongoing commitment to pay the costs of registration pursuant to this registration statement, and management believes it has the capital resources to meet legal and administrative costs relating to this initiative.


In February, 2005, the Company has paid International Market Trend Inc. $50,000 to develop a corporate identity package including logo, trade name, website, and other administrative identity related items. In February and March of 2005, the Company paid American News Publishing, Inc. an aggregate of $200,000 for the development of an investor communications package and deposit on shareholder communications materials and direct mail distribution costs. A further estimated $13,300 has been paid for administrative expenses including legal, engineering, audit, office, and bank charges. The Company has abandoned its initiative regarding the development of the above referenced investor communications package and shareholder communications materials and implementation of the direct mail communication program with American News Publishing, Inc. and is in the process of rescinding previously contracted services with American News Publishing, Inc. The Company is applying to American News Publishing, Inc. for a return of unexpended funds relating to the direct mail program and related communications materials.


MATERIAL COMMITMENTS

The Company has no material commitments as at the date of this registration statement.

PURCHASE OF SIGNIFICANT EQUIPMENT

We do not intend to purchase any significant equipment during the next twelve months.

RECENT ACCOUNTING PRONOUNCEMENTS

In March 2004, the FASB issued EITF No. 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments ("EITF 03-1"). The objective of EITF 03-1 is to provide guidance for identifying impaired investments. EITF 03-1 also provides new disclosure requirements for investments that are deemed to be temporarily impaired. In October 2004, the FASB delayed the recognition and measurement provisions of EITF 03-1 until implementation guidance is issued. The disclosure requirements are effective for annual periods ending after June 15, 2004, and remain in effect. Management believes that the adoption of EITF 03-1 will not have a material impact on the Company's financial condition or results of operations.

In November 2004, the FASB issued SFAS No. 151, Inventory Costs ("SFAS 151"). SFAS 151 requires issuers to treat idle facility expense, freight, handling costs, and wasted material (spoilage) as current-period charges regardless of whether such charges are considered abnormal. In addition, SFAS 151 requires the allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SFAS 151 will be effective for all inventory costs incurred in fiscal years beginning after June 15, 2005. Management believes the adoption of this standard will not have a material impact on the Company's financial position or results of operations.

In December 2004, the FASB issued SFAS No. 123 (Revised 2004), Share-Based Payment ("SFAS 123(R)"), which requires the compensation cost related to share-based payments, such as stock options and employee stock purchase plans, be recognized in the financial statements based on the grant-date fair value of the award. SFAS 123(R) is effective for all interim periods beginning after December 15, 2005. Management is currently evaluating the impact of this standard on the Company's financial condition and results of operations.

In December 2004, the FASB issued SFAS No. 153, Exchanges of Non-monetary Assets, an amendment of APB Opinion No. 29, Accounting for Non-monetary Transactions ("SFAS 153") SFAS 153 requires that exchanges of non-monetary assets are to be measured based on fair value and eliminates the exception for exchanges of non-monetary, similar productive assets, and adds an exemption for non-monetary exchanges that do not have commercial substance. SFAS 153 will be effective for fiscal periods beginning after June 15, 2005. Management does not believe that the adoption of this standard will have a material impact on the Company's financial condition or results of operations.

APPLICATION OF CRITICAL ACCOUNTING POLICIES

We  believe  the  following  critical   accounting   policies  affect  our  more
significant judgments and estimates used in the preparation of our financial statements.

ACCOUNTING FOR NATURAL GAS AND OIL PRODUCING ACTIVITIES.

We use the full cost method to account for our natural gas and oil producing activities. Under this accounting method, we capitalize substantially all of the costs incurred in connection with the acquisition, development, and exploration of natural gas and oil reserves in full cost pools maintained by geographic areas, regardless of whether reserves are actually discovered and apply a quarterly full cost ceiling test. Adverse changes in conditions (primarily gas price declines) could result in permanent write-downs in the carrying value of oil and gas properties as well as non-cash charges to operations, but would not affect cash flows.

We have adopted the provisions of SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 requires the fair value of a liability for an asset retirement obligation to be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the related oil and gas properties. As of December 31, 2004 management has determined that there are no material asset retirement obligations.

PROPERTY, EQUIPMENT AND DEPRECIATION

The Company follows the full cost method of accounting for its oil and gas operations whereby all costs related to the acquisition of methane, petroleum, and natural gas interests are capitalized. Under this method, all productive and nonproductive costs incurred in connection with the exploration for and development of oil and gas reserves are capitalized. Such costs include land and lease acquisition costs, annual carrying charges of non-producing properties, geological and geophysical costs, costs of drilling and equipping productive and non-productive wells, and direct exploration salaries and related benefits. Proceeds from the disposal of oil and gas properties are recorded as a reduction of the related capitalized costs without recognition of a gain or loss unless the disposal would result in a change of 20 percent or more in the depletion rate. The Company currently operates solely in the U.S.A.

Depreciation and depletion of proved oil and gas properties is computed on the units-of-production method based upon estimates of proved reserves, as determined by independent consultants, with oil and gas being converted to a common unit of measure based on their relative energy content.

The costs of acquisition and exploration of unproved oil and gas properties, including any related capitalized interest expense, are not subject to depletion, but are assessed for impairment either individually or on an aggregated basis. The costs of certain unevaluated leasehold acreage are also not subject to depletion. Costs not subject to depletion are periodically assessed for possible impairment or reductions in value. If a reduction in value has occurred, costs subject to depletion are increased or a charge is made against earnings for those operations where a reserve base is not yet established.

Estimated future removal and site restoration costs are provided over the life of proven reserves on a units-of-production basis. Costs, which include production equipment removal and environmental remediation, are estimated each period by management based on current regulations, actual expenses incurred, and technology and industry standards. The charge is included in the provision for depletion and depreciation and the actual restoration expenditures are charged to the accumulated provision amounts as incurred.

The Company applies a ceiling test to capitalized costs which limits such costs to the aggregate of the estimated present value, using a ten percent discount rate of the estimated future net revenues from production of proven reserves at year end at market prices less future production, administrative, financing, site restoration, and income tax costs plus the lower of cost or estimated market value of unproved properties. If capitalized costs are determined to exceed estimated future net revenues, a write-down of carrying value is charged to depletion in the period.

                             DESCRIPTION OF BUSINESS

CORPORATE HISTORY

Morgan Creek Energy Corp. was incorporated under the laws of the State of Nevada On October 19, 2004.

Please note that throughout this report, and unless otherwise noted, the words "we," "our," "us," the "Company," or "Morgan Creek," refers to Morgan Creek Energy Corp.

CURRENT BUSINESS OPERATIONS


We are a natural resource exploration and production company currently engaged in the exploration, acquisition and development of oil and gas properties in the United States. We have previously acquired a 75% working interest (1) and a 56.25% net revenue interest (2) in a 560 gross acre section of farm-out acreage in Okfuskee County, Oklahoma for the development and production of coal bed methane gas consisting of two separate leases known as the Hurley and Chapman Leases (collectively the "Leases"). The Leases are unproved and were acquired for a cash payment of $300,000 and for the issuance of 6,000,000 shares valued at $600,000. The Leases are held by production and are validly existing and in good standing. The term, "held by production" means that the lease to the Company (as "lessee") for its pro-rata interest in oil and gas on the property by the mineral owners of the property (as "lessor") does not end as long as there is current production of oil or gas resources as demonstrated by recent (within the 12 preceding months) sales of oil or gas. We currently have a 75% working interest and a 56.25% net revenue interest in an aggregate of approximately 560 gross undeveloped acres pursuant to the Leases and plan to test such target zones for the presence of commercial quantities of coal bed methane gas, and further develop the Leases into up to six producing wells subject to positive outcome of testing procedures.

(1) A "working interest" defines the ownership of capital and operating expenditures relating to the development of oil and gas leases, and further defines the interest in any revenues generated from oil or gas sales from a lease after deducting overriding royalties to mineral holders, production taxes, pipeline charges, gas or oil marketing charges, and all other direct well operating costs.

(2) A "net revenue interest" is the total interest of income from the sale of oil or gas after state and other taxes, transport and delivery costs, and processing cost reductions then reduced by overriding royalty interests multiplied by the working interest.


COAL BED METHANE GAS

Natural gas consists primarily of methane, which is produced when organic material is physically turned into coal under extreme geologic conditions. When the coal and methane conversion process occurs such that the resultant coal is saturated with water and methane is trapped within the coal, the result is "coal bed methane." Water permeates coal beds and the water pressure traps the gas within the coal. Because coal has a large and complex internal surface area, it can store volumes of gas six or seven time as much as a conventional nature gas reservoir of equal rock volume. Coal bed methane is kept in place usually by the presence of water. Thus the production of coal bed methane in many cases requires the dewatering of the coal gas to be extracted. Therefore, in a coal bed gas well, water can be produced in large volumes especially in the early stages of production. As the amount of water in the coal decreases, gas production increases.

SUMMARY OF TERMS OF LEASES

Chapman Lease

Chapman Lease Size: 240 Acres

Original Leases Lessors:
The Home-Stake Royalty Corporation Book 682 / Page 442 see Exhibit 4.2 The Home-Stake Oil & Gas Company Book 682 / Page 444 see Exhibit 4.2

Chapman Lease Location: Okfuskee County, State of Oklahoma, South half of the Southeast quarter and the Southwest quarter (S/2 SE/4 & SW/4) of Section 25-10N-8E.

Chapman Lease Working Interest1 Owned by the Company: 75%

Chapman Lease Overriding Royalty Interests: 25%


Chapman Lease Net Revenue Interest Owned by the Company: 56.25%3


Lease Term: Originally 3 years. Currently held indefinitely by production.

Chapman Lease - Held by Production: The Chapman lease is currently producing minor quantities of oil from existing wells on the lease. As long as the lease produces any oil or gas as demonstrated by marketed quantities of oil or gas, the lease will be deemed to be valid and thus, "held by production" and no further costs are incurred by the Company (lessee) to the owners of the leases (lessors).

Chapman Lease Shut in Cost: In the event that production ceases for a 12 month consecutive period, the lease will lapse as it would no longer be classified as held by production. Under these circumstances, the lease may be retained by the Company for an additional cost of $12,000 per annum ($25 per acre x 2 lessors x 240 acres). The two $6,000 payments ($25 per acre x 240 acres = $6,000) would be made to each of the two lessors, "The Home-Stake Royalty Corporation and the "The Home-Stake Oil and Gas Company". To maintain the lease in good standing in the event of ceased production for a 12 month consecutive period will cost $12,000 per annum. If production as demonstrated by the sales of any oil or gas in any 12 month period is restored, the lease would once again be deemed to be "held by production" and the $25 per acre annual shut in charge to each of the lessors would cease.

Chapman Lease Unitization: The unitization of the property is the spacing of wells in any 640 acre section of land. The unitization of the Chapman Lease is currently one gas well for each 640 acres and one oil well for each 80 acres.

Chapman Lease Target Zones Leased: The Chapman Lease includes all potential oil or gas producing zones extending from the surface to and including the Senora Sand zones.


A Reserve and Economic Evaluation letter dated December 21, 2004 prepared by Fletcher Lewis Engineering, Inc. obtained by the Company provides information relating to work to be conducted on the Company's Chapman lease and the fact that the lease has had no proved developed producing reserves. As a result, our future revenues may be limited or non-existent. Below is a summary of the key points addressed in the above-referenced letter from Fletcher Lewis Engineering,
Inc.:

o Henryetta Coal located throughout the leases at approximately 1701 feet deep and a thickness of approximately 2 to 3 feet
o    Henryetta Coal is stratigraphically equivalent to the Croweburg Coal
o    Croweburg Coal successfully completed 60 miles northeast of this location
o Croweburg Coal is typically 1.5 to 3 feet thick with initial test rates of 30 to 50 mcf per day
o    No tests available to confirm whether the Henryetta Coal will be productive
o Recompletion cost of $50,000 w/o frac makes Chapman 2B ideal to test productive capability of Henryetta Coal
o    Insufficient data exists regarding potential of deeper rights


Hurley Lease

Hurley Lease Size: 320 Acres

Original Hurley Lease Lessors:
Lynn McEvers Book 682 / Page 446 see Exhibit 4.3 Rick Hurley Book 682 / Page 448 see Exhibit 4.3 Robert A. Dolton & Pearl E. Dolton Book 682 / Page450 see
Exhibit 4.3 Mary Kathryn Hurley Book 682 / Page 452 see Exhibit 4.3

Hurley Lease Location:  Okfuskee County,  State of Oklahoma,  East half (E/2) of
Section 36-10N-8E.

Hurley Lease Working Interest1 Owned by the Company: 75%

Hurley Lease Overriding Royalty Interests: 25%


Hurley Lease Net Revenue Interest Owned by the Company: 56.25%3


Lease Term: Originally 1 year. Currently held indefinitely by production.

Hurley Lease - Held by Production: The Hurley lease is currently producing minor quantities of oil from existing wells on the lease. As long as the lease produces any oil or gas as demonstrated by marketed quantities of oil or gas, the lease will be deemed to be valid and thus, "held by production" and no further costs are incurred by the Company (lessee) to the owners of the leases (lessors).

Hurley Lease Shut in Cost: In the event that production ceases for a 12 month consecutive period, the lease will lapse as it would no longer be classified as held by production. Under these circumstances, the lease may be retained by the Company for an additional cost of $1,280 per annum ($1 per acre x 4 lessors x 320 acres). The four $320 payments ($1 per acre x 320 acres = $320) would be made to each of the four lessors, "Lynn McEvers", "Rick Hurley", "Robert A. Dolton/Pearl E. Dolton", and "Mary Kathryn Hurley". To maintain the lease in good standing in the event of ceased production for a 12 month consecutive period will cost $1,280 per annum. If production as demonstrated by the sales of any oil or gas in any 12 month period is restored, the lease would once again be deemed to be "held by production" and the $1 per acre annual shut in charge to each of the lessors would cease.

Hurley Lease Unitization: The unitization of the property is the spacing of wells in any 640 acre section of land. The unitization of the Hurley Lease is currently one gas well for each 640 acres and one oil well for each 80 acres.

Hurley Lease Target Zones Leased: The Hurley Lease includes all potential oil or gas producing zones extending from the surface to and including the Senora Sand zones.

(1)A "working interest" defines the ownership of capital and operating expenditures relating to the development of oil and gas leases, and further defines the interest in any revenues generated from oil or gas sales from a lease after deducting overriding royalties to mineral holders, production taxes, pipeline charges, gas or oil marketing charges, and all other direct well operating costs.


(3) Total interest of income from the sale of oil or gas after state and other taxes, transport and delivery costs, and processing cost reductions (100%) reduced by overriding royalties of 25% times the working interest of 75%.

Expenditures incurred after December 31, 2004 include a payment of $50,000 to International Market Trend Inc. develop a corporate identity package including logo, trade name, website, and other administrative identity related items, a total of a further $50,000 paid to International Market Trend Inc. for monthly management fees incurred from May to September, 2005, $200,000 to American News Publishing, Inc. for the development of an investor communications package and deposit on shareholder communications materials and direct mail program, and a further estimated $13,300 has been paid for administrative expenses including legal, engineering, audit, office, and bank charges. The Company has discontinued efforts to develop the investor and shareholder communications materials and direct mail program. The Company has rescinded contracted services with American News Publishing, Inc. and is seeking refund of unexpended portions of up to $200,000 previously provided.

Detail of amounts paid to third party contactors listed above are as follows:

1. For management services incurred (month to month basis, no contract in place)
- To International Market Trend, Inc.

Management fees - May        $10,000
Management fees - June       $10,000
Management fees - July       $10,000
Management fees - August     $10,000
Management fees - September  $10,000
------------------------------------
Total to September 30, 2005  $50,000

2. To develop a corporate identity package including logo, trade name, website, and other administrative identity related items - To International Market Trend, Inc.


To International Market Trend, Inc.

--------------------------------------------------------------------------------
Corporate Logo Design and development of corporate logo, for           5,500
application on stationary materials, signage and corporate website. Includes working drafts (concepts), roughs, drafts and color versions of four concepts for approval by management. Revisions and development to printready stage
(Final Design)

--------------------------------------------------------------------------------
Stationary Set Design, layout and production of stationary             4,200
set for Morgan Creek Energy according to client specifications. Includes draft and proof designs of letterhead, business cards, and envelopes #10 and Catalogue) in color. To print ready stage. Also, setup and prepare document template versions (letterhead only) for use in Word and as Adobe PDF

--------------------------------------------------------------------------------

Corporate Presentation Folder Design, layout and produce 9 x           2,300
12" gate fold presentation folder for Morgan Creek Energy to printready. Includes original design/photo editing and use of stock photography. Original die cut overlay to include two
4" pockets with CD holder and business card slit.


--------------------------------------------------------------------------------

Corporate Website: High Level Architecture Design and                  9,500
development of High Level Architecture for corporate website with two primary goals; educate public on domestic oil and gas production and explain Morgan Creek Energy's unique role in developing its resources. Includes site design, architecture, usability issues, content design, visual structure and future potential considerations as approved by management. Meetings with management / revisions / specifications.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Place Holder Page Design, layout and program initial                   2,000
"placeholder page" for Morgan Creek Energy according to client specifications. Includes use of stock photos and principal design prior to full deployment of website.

--------------------------------------------------------------------------------
Graphic Design, layout and produce original graphics for use           5,000
in Morgan Creek website. To include logo design (for web), all backgrounds, graphics, text sets, typography, icons, menuing and sidebar/inset graphics suitable for web.

--------------------------------------------------------------------------------
Map Design / Production Design and produce original maps for           1,200
use in Morgan Creek website. To include Morgan Creek property overview map and CBM Gas overview map(s) in Oklahoma and surrounding regions as required. Reduced to web images.

--------------------------------------------------------------------------------

Stock Photo Editing Select, review and acquire photo images            2,500
for use in website. Edit images for use in website and for future potential use in print materials. All photos must be royalty free. Expected images 20 to 25 total. Edit images for use in website.

--------------------------------------------------------------------------------
Programming Development and original programming of HTML               6,000
code for individual pages to be included in Morgan Creek
Website according to High Level Architecture. Programming of menuing, original CGI scripts (programming) and all sight layout (Beta site). Set up at staging site (FOR CLIENT
REVIEW ONLY) Meetings with management / review / revisions / specifications.

--------------------------------------------------------------------------------
Site Administration                                                    1,500
Reserve web domain, set up site registration, activate and administrate website hosting, set up emails and forwarding.
Revisions to same as required.

--------------------------------------------------------------------------------
Content: Develop original content (text) for website from              5,500
management supplied documents. and public information on CBM gas, oil and gas development and Oklahoma sites. Interview management re: background. Develop corporate message set for key positions. Port all text to web. Review and proof
(offline).

--------------------------------------------------------------------------------
Revisions and Updates Incorporate changes (as requested by             4,100
client) to original (beta) version of website. Revisions to maps, graphics and programming as required over first six months of site operation. Updates to site through months 1 to 12 after initial launch.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Review / proofing Review site at beta, prior to and                      700
launch ready stage for omissions, errors and fact checking.
Final review of links, active content (streamed) and programming, including faults. Corrections and revisions to all above PLUS updates to final additions in active sections including data, news and updated filings etc.


--------------------------------------------------------------------------------
Total                                                                 50,000
--------------------------------------------------------------------------------


There are no affiliations between any of the recipients of funds provided to either American News Publishing Inc. or International Market Trend, Inc. and the Company, or any officer, director, or shareholder or any affiliates therefrom with exceptions as follows:

Richard Elliot Square is an officer and director of a shareholder of the Company owning 30,000 shares of common stock, and an officer and director of American News Publishing Inc.

Brent Pierce is an officer and director of a shareholder of the Company owning 500,000 shares of common stock, and an officer and director of International Market Trend, Inc.

Dana Pierce is a shareholder of the Company owning 125,000 shares of common stock and is related to Brent Pierce who is an officer and director of a shareholder of the Company owning 500,000 shares of common stock, and an officer and director of International Market Trend, Inc.

The independent auditors' report accompanying our December 31, 2004 consolidated financial statements contains an explanatory paragraph expressing substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements have been prepared "assuming that the Company will continue as a going concern," which contemplates that the Company will realize its assets and satisfy its liabilities and commitments in the ordinary course of business, and management believes it will be successful in developing the Company into a going concern. However, given the current risks relating to the project and current resources of the Company, currently, the Company has a doubtful status as a going concern.



COMPETITION

We operate in a highly competitive industry, competing with major oil and gas companies, independent producers and institutional and individual investors, which are actively seeking oil and gas properties throughout the world together with the equipment, labor and materials required to operate properties. Most of our competitors have financial resources, staffs and facilities substantially greater than ours. The principal area of competition is encountered in the financial ability to acquire good acreage positions and drill wells to explore for oil and gas, then, if warranted, drill production wells and install production equipment. Competition for the acquisition of oil and gas wells is intense with many oil and gas properties and or leases or concessions available in a competitive bidding process in which we may lack technological information or expertise available to other bidders. Therefore, we may not be successful in acquiring and developing profitable properties in the face of this competition. No assurance can be given that a sufficient number of suitable oil and gas wells will be available for acquisition and development.

GOVERNMENT REGULATION

                                     GENERAL

The production and sale of oil and gas are subject to various federal, state and local governmental regulations, which may be changed from time to time in response to economic or political conditions and can have a significant impact upon overall operations. Matters subject to regulation include discharge permits for drilling operations, drilling bonds, reports concerning operations, the spacing of wells, unitization and pooling of properties, taxation, abandonment and restoration and environmental protection. These laws and regulations are under constant review for amendment or expansion. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of oil and gas wells below actual production capacity in order to conserve supplies of oil and gas. Changes in these regulations could require us to expend significant resources to comply with new laws or regulations or changes to current requirements and could have a material adverse effect on the Company.

Regulation of Oil and Natural Gas Production.

Our oil and natural gas exploration, production and related operations are subject to extensive rules and regulations promulgated by federal, state and local authorities and agencies. Failure to comply with such rules and regulations can result in substantial penalties. The regulatory burden on the oil and natural gas industry increases our cost of doing business and affects our profitability. Although we believe we are in substantial compliance with all applicable laws and regulations, because such rules and regulations are frequently amended or reinterpreted, we are unable to predict the future cost or impact of complying with such laws.

Many states require permits for drilling operations, drilling bonds and reports concerning operations and impose other requirements relating to the exploration and production of oil and natural gas. Such states also have statutes or regulations addressing conservation matters, including provisions for the unitization or pooling of oil and natural gas properties, the establishment of maximum rates of production from wells, and the regulation of spacing, plugging and abandonment of such wells.

Federal Regulation of Natural Gas.

The Federal Energy Regulatory Commission ("FERC") regulates interstate natural gas transportation rates and service conditions, which affect the marketing of natural gas produced by the Company, as well as the revenues received by the Company for sales of such production. Since the mid-1980's FERC has issued a series of orders that have significantly altered the marketing and transportation of natural gas. These orders mandate a fundamental restructuring of interstate pipeline sales and transportation service, including the unbundling by interstate pipelines of the sale, transportation, storage and other components of the city-gate sales services such pipelines previously performed. One of FERC's purposes in issuing the orders was to increase competition within all phases of the natural gas industry. Certain aspects of these orders may be modified as a result of various appeals and related proceedings and it is difficult to predict the ultimate impact of the orders on us and others. Generally, the orders eliminate or substantially reduce the interstate pipelines' traditional role as wholesalers of natural gas in favor of providing only storage and transportation service, and have substantially increased competition and volatility in natural gas markets.

The price, which we may receive for the sale of oil and natural gas liquids, would be affected by the cost of transporting products to markets. FERC has implemented regulations establishing an indexing system for transportation rates for oil pipelines, which, generally, would index such rates to inflation, subject to certain conditions and limitations. The Company is not able to predict with certainty the effect, if any, of these regulations on any future operations. However, the regulations may increase transportation costs or reduce wellhead prices for oil and natural gas liquids.

Environmental Matters.

Our operations and properties will be subject to extensive and changing federal, state and local laws and regulations relating to environmental protection, including the generation, storage, handling, emission, transportation and discharge of materials into the environment, and relating to safety and health. The recent trend in environmental legislation and regulation generally is toward stricter standards, and this trend will likely continue. These laws and regulations may (i) require the acquisition of a permit or other authorization before construction or drilling commences and for certain other activities; (ii) limit or prohibit construction, drilling and other activities on certain lands lying within wilderness and other protected areas; and (iii) impose substantial liabilities for pollution resulting from our operations. The permits required for several of our operations are subject to revocation, modification and renewal by issuing authorities. Governmental authorities have the power to enforce their regulations, and violations are subject to fines or injunctions, or both. In the opinion of management, the Company is in substantial compliance with current applicable environmental law and regulations, and the Company has no material commitments for capital expenditures o comply with existing environmental requirements. Nevertheless, changes in existing environmental laws and regulations or in interpretations thereof could have a sign significant impact on the Company, as well as the oil and natural gas industry in general.

The Comprehensive Environmental, Response, Compensation, and Liability Act ("CERCL ") and comparable state statutes impose strict, joint and several liability on owners and operators of sites and on persons who disposed of or arranged for the disposal of "hazardous substances" found at such sites. It is not uncommon for the neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment. The Federal Resource Conservation and Recovery Act ("RCRA") and comparable state statutes govern the disposal of "solid waste" and "hazardous waste" and authorize the imposition of substantial fines and penalties for noncompliance. Although CERCLA currently excludes petroleum from its definition of "hazardous substance," state laws affecting our operations impose clean-up liability relating to petroleum and petroleum related products. In addition, although RCRA classifies certain oil field wastes as "non-hazardous," such exploration and production wastes could be reclassified as A hazardous wastes thereby making such wastes subject to more stringent handling and disposal requirements.

We intend to acquire leasehold interests in properties that for many years have produced oil and natural gas. Although the previous owners of these interests may have used operating and disposal practices that were standard in the industry at the time, hydrocarbons or other wastes may have been disposed of or released on or under the properties. In addition, some of our properties may be operated in the future by third parties over which we have no control. Notwithstanding the Company's lack of control over properties operated by others, the failure of the operator to comply with applicable environmental regulations may, in certain circumstances, adversely impact our Company.

The National Environmental Policy Act ("NEPA") is applicable to many of our planned activities and operations. NEPA is a broad procedural statute intended to ensure hat federal agencies consider the environmental impact of their actions by requiring such agencies to prepare environmental impact statements ("EIS") in connection with all federal activities that significantly affect the environment. Although NEPA is a procedural statute only applicable to the federal government, a portion of our properties may be acreage located on federal land. The Bureau of Land Management's issuance of drilling permits and the Secretary of the Interior's approval of plans of operation and lease agreements all constitute federal action within the scope of NEPA. Consequently, unless the responsible agency determines that our drilling activities will not materially impact the environment, the responsible agency will be required to prepare an EIS in conjunction with the issuance of any permit or approval.

The Endangered Species Act ("ESA") seeks to ensure that activities do not jeopardize endangered or threatened animal, fish and plant species, nor destroy or modify the critical habitat of such species. Under ESA, exploration and production operation, as well as actions by federal agencies, may not significantly impair or jeopardize the species or their habitat. ESA provides for criminal penalties for willful violations of the Act. Other statutes that provide protection to animal and plant species and that may apply to our operations include, but are not necessarily limited to, the Fish and Wildlife Coordination Act, the Fishery Conservation and Management Act, the Migratory Bird Treaty Act and the National Historic Preservation Act. Although we believe teat our operations are in substantial compliance with such statutes, any change in these statutes or any reclassification of a species as endangered could subject us to significant expense to modify our operations or could force to discontinue certain operations altogether.

Management  believes  that  we  are  in  substantial   compliance  with  current
applicable environmental laws and regulations.

RESEARCH AND DEVELOPMENT ACTIVITIES

No research and development expenditures have been incurred, either on our account or sponsored by customers, to the date of our inception.

EMPLOYEES

We do not employ any persons on a full-time or on a part-time basis. Douglas Humphreys is our President and Chief Executive Officer, and Grant Atkins is our Chief Financial Officer. These individuals are primarily responsible for all day-to-day operations of the Company. Other services are provided by outsourcing and consultant and special purpose contracts.

                             OIL AND GAS PROPERTIES

We maintain a 75% working interest and a 56.25% net revenue interest in an aggregate of approximately 560 gross undeveloped acres pursuant to eases held in the Arkoma Basin in the State of Oklahoma as described below.

HURLEY LEASE


We hold a 75% working interest and a 56.25% net revenue interest in a gas lease located in Okfuskee County, Oklahoma (the "Hurley Lease"). On November 19, 2004, the gas lease was acquired from Geneva Energy Corp. ("Geneva"), (the "Hurley Farm-Out Agreement"). As of September 30, 2005, we have not tested existing well bores, or drilled, completed, or put any wells into production. A "working interest" defines the ownership of capital and operating expenditures relating to the development of oil and gas leases, and further defines the interest in any revenues generated from oil or gas sales from a lease after deducting overriding royalties to mineral holders, production taxes, pipeline charges, gas or oil marketing charges, and all other direct well operating costs. A "net revenue interest" is the interest of income from the sale of oil or gas after state and other taxes, transport and delivery costs, and processing cost reductions then reduced by overriding royalty interests multiplied by the working interest.


CHAPMAN LEASE


We hold a 75% working interest and a 56.25% net revenue interest in a gas lease located in Okfuskee County, Oklahoma (the "Chapman Lease"). On November 19, 2004, the gas lease was acquired from Geneva, (the "Chapman Farm-Out Agreement"). As of September 30, 2005 we have not drilled, completed, or put any wells into production.


PRODUCTION INFORMATION

Since inception, we had no oil and gas production.

GAS DELIVERY COMMITMENTS

We have no gas delivery commitments.

DRILLING COMMITMENTS

None

RESERVE INFORMATION

None

We have not filed any estimates of total proved net oil or gas reserves with, or included such information in reports to, any federal authority or agency.

                                EXECUTIVE OFFICES

We lease our principal office space located at 10120 S. Eastern Avenue, Suite 200, Henderson, NV 89052. The office space is for corporate identification, mailing, and courier purposes only and costs the Company approximately $225 monthly. The office and services related thereto may be cancelled at any time with 30 days notice.

                                LEGAL PROCEEDINGS

We know of no material, existing or pending legal proceedings against our Company, nor are we involved as a plaintiff in any material proceeding or pending litigation. There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial shareholder, is an adverse party or has a material interest adverse to our interest.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

All of our directors hold office until the next annual general meeting of the shareholders or until their successors are elected and qualified. Our officers are appointed by our board of directors and hold office until their earlier death, retirement, resignation or removal.

Our directors and executive officers, their ages, positions held are as follows:


NAME                    AGE  POSITION WITH THE COMPANY
----------------------- ---- ------------------------------
Douglas Humphreys       53   President/Chief Executive
                              Officer and Director

Grant Atkins            45   Treasurer/Chief Financial
                             Officer/Secretary and Director


Steve Jewett            67   Director


Bruce Horton            61   Director



Our officers and directors serve only part time and are subject to conflicts of interest. Each devotes part of his working time to other business endeavors, including consulting relationships with other oil and gas entities, and has responsibilities to these other entities.


BUSINESS EXPERIENCE

The following is a brief account of the education and business experience of each director, executive officer and key employee during at least the past five years, indicating each person's principal occupation during the period, and the name and principal business of the organization by which he or she was employed.


Douglas Humphreys has been the Chief Executive Officer, President and Director of the Company since October 2004. Mr. Humphreys is also a manager and President of Oak Hills Drilling and Operating, LLC, (since February 2005) an oil and gas drilling and operating company based in Holdenville, Oklahoma that acts as "operator" to Morgan Creek. Most oil and gas related development initiatives including geological, engineering, drilling, well completion, well service, and production related activities will be contracted to the Company's operator who has the necessary operating experience, personnel, equipment, infrastructure, and administration required to develop oil and gas exploration and production initiatives on a cost effective basis without the Company having to develop these resources in house for its current scale of enterprise. Mr. Humphreys is one of four founding owners of the parent company, Oakhills Drilling and

Operating International, Inc., that owns 100% of Oak Hills Drilling and Operating, LLC, Mr. Humphreys is Drilling and Operations Manager of Lexington
Oil & Gas Ltd. Co., and a director and audit committee member of its parent company, Lexington Resources, Inc. since November 2003. Lexington Resources, Inc., and its subsidiary is are engaged in the acquisition and development of oil and natural gas properties in the United States with an operational focus is on gas development initiatives in the Arkoma Basin of Oklahoma and in the Dallas Fort Worth Basin of Texas. Mr. Humphreys is currently also an oil and gas consultant to his private oil and gas services firm, Paluca Petroleum, Inc. since 1995. Some of the services to be provided by Humphreys to the Company in the future, may be provided through Paluca Petroleum, Inc. Mr. Humphreys is an officer, director and sole shareholder of Paluca Petroleum, Inc. He is also currently a director of private company, GHB Farms, Inc., a private livestock company (since 1994). Mr. Humphreys received his Bachelor of Science degree in Business and Geology from Southwest Oklahoma State University. Mr. Humphreys has been active in the industry for over 30 years, mostly in his home state of Oklahoma and in the surrounding oil and gas rich regions of the mid continent. In addition to oil and gas development related private entities previously mentioned, Mr. Humphreys was previously Mid Continent Operations Officer with the public company, Tide West Oil Company (February, 1986 to 1996) that was sold to HS Resources in 1996.

Grant Atkins has been Chief Financial Officer and a Director since October 2004. He also acts as a non-independent member of the Company's Audit Committee and acts as Secretary/Treasurer. Mr. Atkins is also currently President (since Dec/2001) and Director (since 1998) of Lexington Resources, Inc., an oil and gas exploration and development company. Lexington Resources, Inc. changed its business direction in December, 2003 to oil and gas exploration and production; the same company was formerly named "Intergold Corporation" and was engaged in precious metals exploration in the domestic United States. For the past fifteen years, Mr. Atkins has been self-employed and has acted as a financial and project coordination consultant to clients in Government, public, and private industry. He has extensive multi-industry experience in the fields of finance, administration and business development. His previous industry experience includes gold, silver, and zinc mining and exploration in China (Vega-Atlantic Corporation), US domestic gold and silver exploration, (Intergold Corporation), biotech cancer immunotherapy (GeneMax Corp.), oil and gas exploration and development (Lexington Resources, Inc., and Petrogen Corp., formerly Hadro Resource, Inc., and a $200 million (CDN funds) radio and tri-service dispatch initiative and deployment of Canadian federal, provincial and municipal shareholders as interim Chief Financial Officer of Emergency Communications for Southwest British Columbia ("E-Comm") (June 1997 to March 1998). From 1998 to March 31, 2004, Mr. Atkins provided consulting services through Investor Communications International, Inc., and acted as a director and officer to a number of private and public companies including cancer immunotherapy biotech startup, GeneMax Corp. previously "Eduverse.com" (director March/2001 to June/2004, president/secretary/treasurer March/2001 to July/2002, CFO March/2003 to April/2004, secretary/treasurer March/2003 to June/2004), oil and gas exploration company, Petrogen Corp. formerly "Hadro Resources, Inc." (director September/2000 to August/2003, president September/2000 to February/2003, secretary/treasurer March/2000 to February/2003) and electronic data transaction processing company, Transax International Limited formerly "Vega-Atlantic Corporation" (director/president October/1998 to October/2003). Grant Atkins is also currently a director and CFO of Uranium Energy Corp. since January 2005, a company engaged in the business of uranium property acquisition, exploration, and development with strategies to mine and sell uranium ore in the United States.

Mr. Atkins received a Bachelor of Commerce degree from the University of British Columbia.


Steve Jewett has been a director and member of our Audit Committee since October, 2004. From 1978 to the current date, Mr. Jewett has been the owner and independent operator of Stephen Jewett - Chartered Accountant. During his career, Mr. Jewett was auditor of several public companies, and currently focuses on tax related engagements. Mr. Jewett received his degree as a Chartered Accountant from the Institute of Chartered Accountants of British Columbia and is the Company's audit committee's financial expert. Mr. Jewett is also currently a director and audit committee member of Lexington Resources, Inc. since April 30, 2004. Steve Jewett is also a director and audit committee member to Uranium Energy Corp since January 2005.

D. Bruce Horton has been a director and member of our Audit Committee since October, 2004. During the past five years, Mr. Horton has been active in the financial arena in both the private and public sectors as an accountant and financial management consultant with an emphasis on corporate financial reporting, financing and tax planning. Mr. Horton has specialized in corporate management, re-organization, merger and acquisition, international tax structuring, and public and private financing for over thirty years. From 1972 through 1986, Mr. Horton was a partner in a public accounting firm. In 1986, Mr. Horton co-founded the Clearly Canadian Beverage Corporation, of which he was a director and chief financial officer from June 1986 to May 1997.He is a principal in Calneva Financial Services Ltd. that provides accounting and financial management consulting services as well as investment banking services focusing on venture capital opportunities in Asia. Bruce Horton is a director and audit committee member to Uranium Energy Corp. (since March, 2005). Grant Atkins, Douglas Humphreys, and the Geneva Energy Group may be deemed to be organizers of the Company based upon their activities in founding and organizing the business of the Company.


FAMILY RELATIONSHIPS

There are no family relationships among our directors or officers.

INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

During the past five years, none of our directors, executive officers or persons that may be deemed promoters is or have been involved in any legal proceeding concerning (i) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (ii) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (iii) being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction permanently or temporarily enjoining, barring, suspending or otherwise limiting involvement in any type of business, securities or banking activity; or (iv) being found by a court, the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law (and the judgment has not been reversed, suspended or vacated).

                             EXECUTIVE COMPENSATION

During the last fiscal year, none of the directors or officers of the Company were compensated for their roles as directors or executive officers. Officers and directors of the Company may be reimbursed for any out-of-pocket expenses incurred by them on behalf of the Company. The Company presently has no pension, health, annuity, insurance, profit sharing or similar benefit plans. Executive compensation is subject to change concurrent with the Company's requirements.


SUMMARY COMPENSATION TABLE

None of our executive officers received an annual salary and bonus that exceeded $100,000 during the fiscal year ending December 31, 2004. The following table sets forth the compensation received by Douglas Humphreys and Grant Atkins.



                                 ANNUAL COMPENSATION                LONG TERM
                                                                   COMPENSATION
NAME AND               FISCAL        SALARY             OTHER       SECURITIES
PRINCIPAL POSITION       YEAR                                       UNDERLYING
                                                                     OPTIONS
-------------------- --------- --------------------------------- --------------
Douglas Humphreys       2004           $0                 $0          N/A
President and  Chief
Executive Officer


Grant Atkins            2004           $0                 $0          N/A
Chief Financial
Officer



             EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND
                         CHANGE IN CONTROL ARRANGEMENTS

COMPENSATION OF DIRECTORS

Generally, our Directors do not receive salaries or fees for serving as directors, nor do they receive any compensation for attending meetings of the Board of Directors. Directors are entitled to reimbursement of expenses incurred in attending meetings.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On November 19, 2004, we issued 6,000,000 shares of our common stock to Geneva Energy Corp. in consideration for the Leases based upon a per share price of $0.10 per share.

On December 2, 2004, we issued 100,000 shares of our common stock to our director, D. Bruce Horton, for an aggregate purchase price of $10,000 or $0.10 per share.


There are no affiliations between any of the recipients of funds first referenced in the "Liquidity and Capital Resources" section of Management's Discussion and Analysis of this registration statement, as provided to either American News Publishing Inc. or International Market Trend, Inc. and the

Company, or any officer, director, or shareholder or any affiliates therefrom with exceptions as follows:

Richard Elliot Square is an officer and director of a shareholder of the Company owning 30,000 shares of common stock, and an officer and director of American News Publishing Inc.

Brent Pierce is an officer and director of a shareholder of the Company owning 500,000 shares of common stock, and an officer and director of International Market Trend, Inc.

Dana Pierce is a shareholder of the Company owning 125,000 shares of common stock and is related to Brent Pierce who is an officer and director of a shareholder of the Company owning 500,000 shares of common stock, and an officer and director of International Market Trend, Inc.



         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


The following table sets forth, as of November 23, 2005, certain information with respect to the beneficial ownership of our common stock by each stockholder known by us to be the beneficial owner of more than 5% of our common stock and by each of our current directors and executive officers. Each person has sole voting and investment power with respect to the shares of common stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of common stock, except as otherwise indicated.


NAME AND ADDRESS OF          AMOUNT AND NATURE OF           PERCENT OF
BENEFICIAL OWNER             BENEFICIAL OWNERSHIP      BENEFICIAL OWNERSHIP
-------------------------  -----------------------  ------------------------
Douglas Humphreys                     0                         0%

Grant Atkins                          0                         0%

Steve Jewett                          0                         0%

D. Bruce Horton                 100,000                       1.0%

Geneva Energy Corp.1          6,000,000                      59.0%


All Officers, Directors       6,100,000                      60.0%
And 5% Shareholders



1The sole shareholder of Geneva Energy Corp. is Phoenix Asset Group of FL-9494 Schaan Landstrasse 126A, Postfach 324. Marcus Johnson, Geneva Energy Corp's sole officer and director, has voting and sole dispositive power over shares of our stock owned by Geneva Energy Corp.

CHANGES IN CONTROL

We are unaware of any contract or other arrangement the operation of which may at a subsequent date result in a change in control of our Company.

                           DESCRIPTION OF COMMON STOCK

We are authorized to issue 100,000,000 common shares with a par value of $0.001. As of March 31, 2005 we had 10,167,700 common shares outstanding. Upon liquidation, dissolution or winding up of the corporation, the holders of common stock are entitled to share ratably in all net assets available for distribution to common stockholders after payment to creditors. The common stock is not convertible or redeemable and has no preemptive, subscription or conversion rights. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. There are no cumulative voting rights.

The holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefore at such times and in such amounts as our board of directors may from time to time determine. Holders of common stock will share equally on a per share basis in any dividend declared by the board of directors. We have not paid any dividends on our common stock and do not anticipate paying any cash dividends on such stock in the foreseeable future.

In the event of a merger or consolidation, all holders of common stock will be entitled to receive the same per share consideration.


                              PLAN OF DISTRIBUTION

The Selling Shareholders of the common stock of Morgan Creek Energy Corp., and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. The sales price to the public has been determined by the shareholders to be $0.50 per share. The price of $0.50 per share is a fixed price until the securities are listed on the OTC Bulletin Board or other national exchange, and thereafter at prevailing market prices or privately negotiated prices. There can be no assurance that our shares will be approved for listing on the OTC Bulletin Board.

The Selling Shareholders may use any one or more of the following methods when selling shares:

- ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

- block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

- purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

- an exchange distribution in accordance with the rules of the applicable exchange;

- privately negotiated transactions;

- settlement of short sales entered into after the date of this prospectus;

- broker-dealers may agree with the Selling Shareholders to sell a specified number of such shares at a stipulated price per share;

- a combination of any such methods of sale;

- through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

- any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each Selling Shareholders does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

In connection with the sale of our common stock or interests therein, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Shareholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Shareholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares.

Because the Selling Shareholders may be deemed to be "underwriters" within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Currently there are no shares of our common stock eligible for resale pursuant to Rule 144. Each Selling Shareholders has advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Shareholders.

The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the Selling Shareholders or any other person. We will make copies of this prospectus available to the Selling Shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

                              SELLING SHAREHOLDERS

The Selling Shareholders may offer and sell, from time to time, any or all of the common stock registered pursuant to this Registration Statement. Because the Selling Shareholders may offer all or only some portion of the 4,167,700 shares of common stock to be registered, no estimate can be given as to the amount or percentage of these shares of common stock that will be held by the selling stockholders upon termination of the offering.


The following table sets forth certain information regarding the beneficial ownership of shares of common stock by the Selling Shareholders as of November 23, 2005, and the number of shares of common stock covered by this prospectus. The number of shares in the table represents an estimate of the number of shares of common stock to be offered by the selling stockholder. None of the Selling Shareholders is a broker-dealer, or an affiliate of a broker-dealer to our knowledge.


                                                                        Shares of
                                           Shares of     Shares of      Common
                                           Common        Common Stock   Stock         Percentage of      Percentage of
                                           Stock Owned   to be          Owned         Common Stock       Common Stock
                                           Prior to      Offered for    After the     Owned Before the   Owned After the
SELLING SHAREHOLDERS                       Offering      Sale           Offering      Offering           Offering
-------------------------------------------------------------------------------------------------------------------------
Alexander Cox                                500,000        500,000             0               4.9%               0.0%
Ariane Coury                                  75,000         75,000             0               0.7%               0.0%
Bradley Scharfe                              100,000        100,000             0               1.0%               0.0%
Bryan Dear                                   100,000        100,000             0               1.0%               0.0%
D. Bruce Horton                              100,000        100,000             0               1.0%               0.0%
Dana Pierce                                  125,000        125,000             0               1.2%               0.0%
Eastern Capital Corp.                        237,500        237,500             0               2.3%               0.0%
Eurotrade Management Group Ltd.              250,000        250,000             0               2.5%               0.0%
Jenirob Company Ltd.                         225,000        225,000             0               2.2%               0.0%
Longfellow Industries (B.C.) Ltd.            250,000        250,000             0               2.5%               0.0%
Mathew Cicci                                  50,000         50,000             0               0.5%               0.0%
Michael Cassady                               50,000         50,000             0               0.5%               0.0%
Michael Levy                                  50,000         50,000             0               0.5%               0.0%
Newport Capital Corp                         500,000        500,000             0               4.9%               0.0%
Pacific Rim Financial, Inc.                  500,000        500,000             0               4.9%               0.0%
Phil Mast                                    100,000        100,000             0               1.0%               0.0%
Spartan Asset Group, Inc.                    225,000        225,000             0               2.2%               0.0%
Allan Dear                                     1,500          1,500             0               0.0%               0.0%
Andy Cloutier                                  1,200          1,200             0               0.0%               0.0%
Brad Kitchen                                   1,500          1,500             0               0.0%               0.0%
Carolynn A. Paleologos                         1,500          1,500             0               0.0%               0.0%
Greg Johnston                                    500            500             0               0.0%               0.0%
Guy Peckham                                    1,500          1,500             0               0.0%               0.0%
H. Nixon Scharfe                               1,200          1,200             0               0.0%               0.0%
Helmi S. Kidd                                  1,200          1,200             0               0.0%               0.0%
Jacqueline McClure                             2,500          2,500             0               0.0%               0.0%
James Dow                                    500,000        500,000             0               4.9%               0.0%
James Paleologos                               1,500          1,500             0               0.0%               0.0%
James Wojcicki                                 1,200          1,200             0               0.0%               0.0%
Janet Walter                                   2,000          2,000             0               0.0%               0.0%
Jarek Matysiak                                 1,000          1,000             0               0.0%               0.0%
Jason Scharfe                                  2,500          2,500             0               0.0%               0.0%
Ken Carter                                     1,200          1,200             0               0.0%               0.0%
Kim Foster                                     2,500          2,500             0               0.0%               0.0%
Lisa Chow                                        500            500             0               0.0%               0.0%
Leanne Madsen                                  1,000          1,000             0               0.0%               0.0%
Melissa Sevigny                                1,000          1,000             0               0.0%               0.0%
Michelle Cote Dear                             5,000          5,000             0               0.0%               0.0%
Monica Jay                                     1,000          1,000             0               0.0%               0.0%
Myrna Crawford                                 2,500          2,500             0               0.0%               0.0%
Princeton Estate Company Inc. BVI             20,000         20,000             0               0.2%               0.0%
Rodney Tanabe                                  2,000          2,000             0               0.0%               0.0%
Tanya Johnston                                   500            500             0               0.0%               0.0%
T Robert Horton                                1,000          1,000             0               0.0%               0.0%
Verona Capital International                 100,000        100,000             0               1.0%               0.0%
William Robert Stuart                          1,200          1,200             0               0.0%               0.0%
Kingsbridge Capital SA                        30,000         30,000             0               0.3%               0.0%
Peter Jessop                                  40,000         40,000             0               0.4%               0.0%

TOTAL                                      4,167,700      4,167,700             0              41.0%               0.0%


We will require the Selling Shareholders to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

                                  LEGAL MATERS

The validity of the common stock offered by this prospectus has been passed upon by The O'Neal Law Firm, P.C., 17100 East Shea Boulevard, Suite 400-D, Fountain Hills, Arizona 85268.

                                 TRANSFER AGENT

Our transfer agent is Transfer Online, Inc., 317 SW Alder Street, 2nd Floor, Portland, OR 97204: Phone: 503.227.2950 FAX: 503.227.6874

                                     EXPERTS

The consolidated financial statements of Morgan included in this registration statement have been audited by Dale Matheson Carr-Hilton LaBonte Chartered Accountants, to the extent and for the period set forth in their reports appearing elsewhere in the registration statement, and are included in reliance upon such reports given upon the authority of said firms as experts in auditing and accounting.

Information derived from the report of Fletcher Lewis Engineering, Inc. with respect to Morgan Creek Energy Corp. incorporated in this prospectus have been so incorporated in reliance on the authority of said firm as experts with respect to such matters contained in their report.


                      INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

                          DISCLOSURE OF SEC POSITION OF
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Bylaws provide that directors and officers shall be indemnified by us to the fullest extent authorized by the Nevada General Corporation Law, against all expenses and liabilities reasonably incurred in connection with services for us or on our behalf. The bylaws also authorize the board of directors to indemnify any other person who we have the power to indemnify under the Nevada General Corporation Law, and indemnification for such a person may be greater or different from that provided in the bylaws.

DISCLOSURE OF SEC POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
 - continued

Insofar as indemnification for liabilities arising under the Securities Act might be permitted to directors, officers or persons controlling our Company under the provisions described above, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                       WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Commission's Public Reference Room 450 Fifth Street, N.W., Washington, D.C. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. You can also obtain copies of our Commission filings by going to the Commission's website at http://www.sec.gov.

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, under the Securities Act with respect to the securities offered under this prospectus. This prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. The Internet site of the SEC contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

The Company has obtained the website url, www.morgancreekenergy.com. The site is under development at the date of filing this registration statement, but readers should check the above named site periodically for information concerning the Company in the near future.

No finder, dealer, sales person or other person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by Morgan Creek Energy Corp. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date of this prospectus.

                          PART 1. FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS





                            MORGAN CREEK ENERGY CORP.

                         (An Exploration Stage Company)

                              FINANCIAL STATEMENTS

              SEPTEMBER 30, 2005 (unaudited) and DECEMBER 31, 2004



REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM .................... 49

BALANCE SHEETS ............................................................. 50

STATEMENTS OF OPERATIONS ................................................... 51

STATEMENT OF STOCKHOLDER'S EQUITY .......................................... 52

STATEMENTS OF CASH FLOWS ................................................... 53

NOTES TO FINANCIAL STATEMENTS .............................................. 54

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Stockholders and Board of Directors of Morgan Creek Energy Corp.

We have audited the balance sheet of Morgan Creek Energy Corp. as at December 31, 2004 and the statement of operations, stockholders' equity and cash flows for the period from October 20, 2004 (inception) to December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2004 and the results of its operations and its cash flows and the changes in stockholders' equity for the period from October 20, 2004 (inception) to December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, to date the Company has not generated any significant revenues from operations and requires additional funds to meet its obligations and the costs of its operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in this regard are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.




                                           /s/ DALE MATHESON CARR-HILTON LABONTE
                                           -------------------------------------
                                               DALE MATHESON CARR-HILTON LABONTE
                                                           CHARTERED ACCOUNTANTS





Vancouver, B.C.
 January 31, 2005

                            MORGAN CREEK ENERGY CORP.
                         (An Exploration Stage Company)

                                 BALANCE SHEETS

                                                                    September     December
                                                                     30, 2005     31, 2004
----------------------------------------------------------------- ----------- ------------
                                                                      (unaudited)
CURRENT ASSETS
   Cash                                                             $  48,380    $ 370,499

-----------------------------------------------------------------   ---------    ---------

OIL AND GAS PROPERTY, unproved (Note 3)                               300,000      300,000
-----------------------------------------------------------------   ---------    ---------

                                                                    $ 348,380    $ 670,499

=================================================================   =========    =========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------

CURRENT LIABILITIES
     Accounts payable and accrued liabilities                       $   1,048    $  20,378
-----------------------------------------------------------------   ---------    ---------



GOING CONCERN (Note 1)

STOCKHOLDERS' EQUITY (Note 4)
Common stock, 100,000,000 shares authorized with $0.001 par value
 Issued and outstanding
     10,167,700 common shares (December 31, 2004 - 10,097,700)         10,168       10,098
     Additional paid-in-capital                                       698,682      663,752
   Deficit accumulated during exploration stage                      (361,518)     (23,729)
-----------------------------------------------------------------   ---------    ---------

                                                                      347,332      650,121
-----------------------------------------------------------------   ---------    ---------

                                                                    $ 348,380    $ 670,499
=================================================================   =========    =========

The accompanying notes are an integral part of these financial statements.

                            MORGAN CREEK ENERGY CORP.
                         (An Exploration Stage Company)

                            STATEMENTS OF OPERATIONS

                                                Nine month      The period from       October 20, 2004
                                               period ended     October 20, 2004       (inception) to
                                               September 30,     (inception) to        September 30,
                                                    2005       December 31, 2004           2005
                                               (unaudited)                              (unaudited)
------------------------------------------   ----------------    ----------------    ---------------
GENERAL AND ADMINISTRATIVE EXPENSES

   Office and general                        $        309,517    $          1,951    $       311,468
   Professional fees                                   28,272              21,778             50,050
------------------------------------------   ----------------    ----------------    ---------------

NET LOSS FOR THE PERIOD                      $       (337,789)   $        (23,729)   $      (361,518)

==========================================   ================    ================    ===============


BASIC LOSS PER COMMON SHARE                  $          (0.03)   $          (0.01)
                                             ================    ================

WEIGHTED AVERAGE NUMBER OF COMMON
SHARES OUTSTANDING                                 10,150,740           4,913,163
                                             ================    ================

   The accompanying notes are an integral part of these financial statements.

                            MORGAN CREEK ENERGY CORP.
                         (An Exploration Stage Company)

                        STATEMENT OF STOCKHOLDERS' EQUITY
     FOR THE PERIOD FROM OCTOBER 20, 2004 (INCEPTION) TO SEPTEMBER 30, 2005

                                                                                                    Deficit
                                                                                                  Accumulated
                                                             Common Stock           Additional      During
                                                       Number of                     Paid in      Exploration
                                                        Shares       Amount          Capital          Stage           Total
                                                     -----------    -----------    -----------    -----------    -----------
Balance, October 20, 2004                                   --      $      --      $      --      $      --      $      --
Common stock issued for oil and gas property
at $0.10 per share - November 19, 2004                 6,000,000          6,000        594,000
                                                                                                         --          600,000
Capital distribution to controlling shareholder on
acquisition of oil and gas property (Note 3)                --             --         (600,000)          --         (600,000)

Common stock issued for cash at $0.10 per share
     November 26, 2004 and December 15, 2004           3,437,500           --            3,438        340,312        343,750

Common stock issued for cash at $0.50 per share
    December 15, 2004                                    660,200           --              660        329,440        330,100

Net loss for the period October 20, 2004
(inception) to December 31, 2004                            --             --             --          (23,729)       (23,729)
                                                     -----------    -----------    -----------    -----------    -----------
Balance, December 31, 2004                            10,097,700        (23,729)
                                                                                        10,098        663,752        650,121

Common stock issued for cash at $0.50 per share
     March 9, 2005                                        70,000             70         34,930           --           35,000

Net loss for the nine month period ended
     September 30, 2005                                     --             --             --         (337,789)      (337,789)
                                                     -----------    -----------    -----------    -----------    -----------

Balance, September 30, 2005 (unaudited)               10,167,700    $    10,168    $   698,682    $  (361,518)   $   347,332
                                                     ===========    ===========    ===========    ===========    ===========

   The accompanying notes are an integral part of these financial statements.

                            MORGAN CREEK ENERGY CORP.
                         (An Exploration Stage Company)

                            STATEMENTS OF CASH FLOWS



                                                       Nine month                           October 20, 2004
                                                     period ended      The period from       (inception) to
                                                    September 30,     October 20, 2004       September 30,
                                                         2005           (inception) to            2005
                                                     (unaudited)      December 31, 2004       (unaudited)
                                                 -----------------    -----------------    -----------------
CASH FLOWS USED IN OPERATING ACTIVITIES
  Net loss for the period                        $        (337,789)   $         (23,729)   $        (361,518)
  Adjustment to reconcile net loss
       to net cash from operating activities:
    - accounts payable and accrued liabilities             (19,330)              20,378                1,048
                                                 -----------------    -----------------    -----------------

NET CASH USED IN OPERATING ACTIVITIES                     (357,119)              (3,351)            (360,470)

                                                 -----------------    -----------------    -----------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Acquisition of oil and gas properties                       --               (300,000)            (300,000)
                                                 -----------------    -----------------    -----------------

NET CASH FLOWS USED IN INVESTING ACTIVITIES                   --               (300,000)            (300,000)
                                                 -----------------    -----------------    -----------------

CASH FLOWS FROM FINANCING ACTIVITIES
    Proceeds on sale of common stock                        35,000              673,850              708,850
                                                 -----------------    -----------------    -----------------

NET CASH PROVIDED BY FINANCING ACTIVITIES                   35,000              673,850              708,850
                                                 -----------------    -----------------    -----------------

(DECREASE) INCREASE IN CASH                               (322,119)             370,499               48,380

CASH, BEGINNING OF PERIOD                                  370,499                 --                   --
                                                 -----------------    -----------------    -----------------

CASH, END OF PERIOD                              $          48,380    $         370,499    $          48,380
                                                 =================    =================    =================

SUPPLEMENTAL CASH FLOW INFORMATION:

     Cash paid for interest                      $            --      $            --      $            --
     Cash paid for income taxes                  $            --      $            --      $            --
     Common stock issued for acquisition of
         mineral property (Note 3)               $            --      $         600,000    $         600,000

   The accompanying notes are an integral part of these financial statements.

                            MORGAN CREEK ENERGY CORP.
                         (An Exploration Stage Company)
                          Notes to Financial Statements
              SEPTEMBER 30, 2005 (unaudited) and DECEMBER 31, 2004


NOTE 1 - NATURE OF OPERATIONS AND BASIS OF PRESENTATION
--------------------------------------------------------------------------------

Morgan Creek Energy Corp. (the "Company") is an exploration stage company that was organized to enter into the oil and gas industry. The Company intends to locate, explore, acquire and develop oil and gas properties in the United States and within North America.

During fiscal 2004, the Company consummated the acquisition of prospects in the Arkoma Basin in the State of Oklahoma, including a 75% working interest and a 56.25% net revenue interest in approximately 560 gross acres of two petroleum and natural gas leases (the "Hurley Lease" and the "Chapman Lease"). The Company plans to enter certain well bores on the subject leases to test certain target zones thought to contain coal bed methane gas. If testing provides evidence of gas quality and sufficient production quantities, the Company plans to raise capital to undertake a drilling program to establish up to six wells, and production infrastructure and pipeline. If testing does not go as planned, and according to geological analysis, the Company will seek to acquire other prospective lands thought to bear oil or gas targets.

Going concern
The Company commenced operations on October 20, 2004 and has not realized any revenues since inception. The Company has a deficit accumulated to September 30, 2005 in the amount of $361,518. The ability of the Company to continue as a going concern is dependent on raising capital to fund its business plan and ultimately to attain profitable operations. Accordingly, these factors raise substantial doubt as to the Company's ability to continue as a going concern. Management intends to fund the Company's initial operations by way of Private Placements. As of September 30, 2005 the Company has issued 10,167,700 shares of common stock in the capital of the Company for proceeds of $708,850.


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
--------------------------------------------------------------------------------

Organization
The Company was incorporated on October 20, 2004 in the State of Nevada. The Company's fiscal year end is December 31.

Basis of presentation
These financial  statements are presented in United States dollars and have been
prepared  in  accordance  with  United  States  generally  accepted   accounting
principles.

Oil and Gas  Properties
The Company follows the full cost method of accounting for its oil and gas operations whereby all costs related to the acquisition of methane, petroleum, and natural gas interests are capitalized. Under this method, all productive and non-productive costs incurred in connection with the exploration for and development of oil and gas reserves are capitalized. Such costs include land and lease acquisition costs, annual carrying charges of non-producing properties, geological and geophysical costs, costs of drilling and equipping productive and non-productive wells, and direct exploration salaries and related benefits. Proceeds from the disposal of oil and gas properties are recorded as a reduction of the related capitalized costs without recognition of a gain or loss unless the disposal would result in a change of 20 percent or more in the depletion rate. The Company currently operates solely in the U.S.A.

Depreciation and depletion of proved oil and gas properties is computed on the units-of-production method based upon estimates of proved reserves, as determined by independent consultants, with oil and gas being converted to a common unit of measure based on their relative energy content.

The costs of acquisition and exploration of unproved oil and gas properties, including any related capitalized interest expense, are not subject to depletion, but are assessed for impairment either individually or on an aggregated basis. The costs of certain unevaluated leasehold acreage are also not subject to depletion. Costs not subject to depletion are periodically assessed for possible impairment or reductions in value. If a reduction in value has occurred, costs subject to depletion are increased or a charge is made against earnings for those operations where a reserve base is not yet established.

Estimated future removal and site restoration costs are provided over the life of proven reserves on a units-of-production basis. Costs, which include production equipment removal and environmental remediation, are estimated each period by management based on current regulations, actual expenses incurred, and technology and industry standards. The charge is included in the provision for depletion and depreciation and the actual restoration expenditures are charged to the accumulated provision amounts as incurred.

The Company applies a ceiling test to capitalized costs which limits such costs to the aggregate of the estimated present value, using a ten percent discount rate of the estimated future net revenues from production of proven reserves at year end at market prices less future production, administrative, financing, site restoration, and income tax costs plus the lower of cost or estimated market value of unproved properties. If capitalized costs are determined to exceed estimated future net revenues, a write-down of carrying value is charged to depletion in the period.

Asset retirement obligations
The Company has adopted the provisions of SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 requires the fair value of a liability for an asset retirement obligation to be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the related oil and gas properties. As of September 30, 2005 management has determined that there are no material asset retirement obligations.

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

Financial Instruments
The fair value of the Company's financial assets and financial liabilities approximate their carrying values due to the immediate or short-term maturity of these financial instruments.

Loss per Common Share
Basic earnings per share includes no dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Dilutive earnings per share reflects the potential dilution of securities that could share in the earnings of the Company. Because the Company does not have any potentially dilutive securities, the accompanying presentation is only of basic loss per share.

Income taxes
In accordance with SFAS No. 109, "Accounting for Income Taxes", the Company follows the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax balances. Deferred tax assets and liabilities are measured using enacted or substantially enacted tax rates expected to apply to the taxable income in the years in which those differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the date of enactment or substantial enactment. A valuation allowance is provided for deferred tax assets if it is more likely than not that the Company will not realize the future benefit, or if future deductibility is uncertain. As at September 30, 2005 the Company had net operating loss carryforwards, however, due to the uncertainty of realization, the Company has provided a full valuation allowance for the deferred tax assets resulting from these loss carryforwards.

Stock-based Compensation
SFAS No. 123, "Accounting for Stock-Based Compensation", as issued by the Financial Accounting Standards Board ("FASB"), as amended by SFAS No. 148, "Accounting for Stock-Based Compensation - transition and disclosure", encourages the use of the fair value based method of accounting for stock-based employee compensation. SFAS No. 123 allows entities to continue to apply the intrinsic value method prescribed by Accounting Principles Board Opinion 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations and provide pro forma disclosures of net income (loss) and earnings (loss) per share. Under APB 25, compensation cost is measured based on the excess, if any, of the quoted market price or fair value of a company's stock at the grant date (or a later date where the option has variable terms that depend on events after the date of grant) over the amount an employee must pay to acquire the stock. Compensation expense is recognized immediately for past services and pro-rata for future services over the option-vesting period. SFAS 123 allows but does not require that compensation cost resulting from the granting of stock options be measured and reported currently in the income statement and allocated over the remaining life of the option.

The Company has elected to follow APB 25 and provide the pro forma disclosures required under SFAS 123 with respect to stock options granted to employees. The Company will provide pro-forma information and expense information, respectively, as required by SFAS No. 123 showing the results of applying the fair value method using the Black-Scholes option pricing model.

The Company accounts for equity instruments issued in exchange for the receipt of goods or services from other than employees in accordance with SFAS No. 123 and the conclusions reached by the Emerging Issues Task Force in Issue No.
96-18. Costs are measured at the estimated fair market value of the consideration received or the estimated fair value of the equity instruments issued, whichever is more reliably measurable. The value of equity instruments issued for consideration other than employee services is determined on the earliest of a performance commitment or completion of performance by the provider of goods or services as defined by EITF 96-18.

The Company has also adopted the provisions of the FASB Interpretation No.44, Accounting for Certain Transactions Involving Stock Compensation - An Interpretation of APB Opinion No. 25 ("FIN 44"), which provides guidance as to certain applications of APB 25. FIN 44 is generally effective July 1, 2000 with the exception of certain events occurring after December 15, 1998.

To September 30, 2005 the Company has not granted any stock options and has not recorded any stock-based compensation.

RECENT ACCOUNTING PRONOUNCEMENTS

In March 2004, the FASB issued EITF No. 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments ("EITF 03-1"). The objective of EITF 03-1 is to provide guidance for identifying impaired investments. EITF 03-1 also provides new disclosure requirements for investments that are deemed to be temporarily impaired. In October 2004, the FASB delayed the recognition and measurement provisions of EITF 03-1 until implementation guidance is issued. The disclosure requirements are effective for annual periods ending after June 15, 2004, and remain in effect. Management believes that the adoption of EITF 03-1 will not have a material impact on the Company's financial condition or results of operations.

In November 2004, the FASB issued SFAS No. 151, Inventory Costs ("SFAS 151"). SFAS 151 requires issuers to treat idle facility expense, freight, handling costs, and wasted material (spoilage) as current-period charges regardless of whether such charges are considered abnormal. In addition, SFAS 151 requires the allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SFAS 151 will be effective for all inventory costs incurred in fiscal years beginning after June 15, 2005. Management believes the adoption of this standard will not have a material impact on the Company's financial position or results of operations.

In December 2004, the FASB issued SFAS No. 123 (Revised 2004), Share-Based Payment ("SFAS 123(R)"), which requires the compensation cost related to share-based payments, such as stock options and employee stock purchase plans, be recognized in the financial statements based on the grant-date fair value of the award. SFAS 123(R) is effective for all interim periods beginning after December 15, 2005. Management is currently evaluating the impact of this standard on the Company's financial condition and results of operations.

In December 2004, the FASB issued SFAS No. 153, Exchanges of Non-monetary Assets, an amendment of APB Opinion No. 29, Accounting for Non-monetary Transactions ("SFAS 153") SFAS 153 requires that exchanges of non-monetary assets are to be measured based on fair value and eliminates the exception for exchanges of non-monetary, similar productive assets, and adds an exemption for non-monetary exchanges that do not have commercial substance. SFAS 153 will be effective for fiscal periods beginning after June 15, 2005. Management does not believe that the adoption of this standard will have a material impact on the Company's financial condition or results of operations.

NOTE 3 - OIL AND GAS PROPERTY
--------------------------------------------------------------------------------

Hurley-Chapman Prospect
By agreement dated December 17, 2004, the Company acquired a 75% working interest, 56.25% net revenue interest from its controlling shareholder, in two sections (560 acres) production held acreage in Okfuskee County, Oklahoma (the "Hurley-Chapman Prospect") with the intention to develop coal bed methane gas producing wells. The lease is unproved and was acquired for a cash payment of $300,000 and for the issuance of 6,000,000 shares valued at $600,000. The lease is held by production. (Refer to Note 5.)

For accounting purposes the Company has recorded the acquisition of the oil and gas interests at the related party vendor's cost and the issuance of the 6,000,000 shares has been recorded as a $600,000 charge to additional paid-in capital as a distribution to the controlling shareholder.

NOTE 4 - STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------

The Company's capitalization is 100,000,000 common shares with a par value of $0.001 per share.

To September 30, 2005 the Company has not granted any stock options and has not recorded any stock-based compensation.

During the period the Company engaged Transfer Online of Oregon as its stock transfer agent.

Private Placement
On November 26, 2004 the Company issued a Private Placement Offering Memorandum offering 1,550,000 shares of common stock at a price of $0.10 per share for proceeds of $155,000.

On December 15, 2004 the Company issued a Private Placement Offering Memorandum offering 2,547,700 shares of common stock at various subscription prices per share for total proceeds of $518,850.

On March 9, 2005 the Company issued 70,000 shares of common stock at a price of $0.50 per share for proceeds of $35,000. The filing of a prospectus and the registration statement by the Company with the Securities and Exchange Commission in the United States covers the resale by certain selling shareholders in aggregate of 4,167,700 shares of common stock which were issued from October, 2004 through September 30, 2005 in connection with private placements solely to foreign investors.

NOTE 5 - RELATED PARTY TRANSACTIONS
--------------------------------------------------------------------------------

During the period ending December 31, 2004 the Company purchased an oil and gas property interest from the controlling shareholder. (Refer to Note 3).

For the nine month period ended September 30, 2005 The Company incurred consulting expenses of $50,000 and a further $50,000 due to International Market Trend, Inc., for developing a corporate identity, including logo, trade name, web site and other administrative identity related items. An officer and director of International Market Trend, Inc., a private company, is also an officer and director of another private company which is a significant shareholder of the Company. This officer also has a relative who is a shareholder of the Company.

NOTE 6 - INCOME TAXES
--------------------------------------------------------------------------------

The Company has adopted the FASB No. 109 for reporting purposes. As of September 30, 2005 and December 31, 2004, the Company had net operating loss carry forwards of approximately $362,000 and $24,000 respectively, that may be available to reduce future years' taxable income and will expire through 2025. Availability of loss usage is subject to change of ownership limitations under Internal Revenue Code 382. Future tax benefits which may arise as a result of these losses have not been recognized in these financial statements, as their realization is determined not likely to occur and accordingly, the Company has recorded a valuation allowance for the future tax asset relating to these tax loss carry forwards.

The Company evaluates its valuation allowance requirements on an annual basis based on projected future operations. When circumstances change and this causes a change in management's judgment about the recoverability of future tax assets, the impact of the change on the valuation allowance is generally reflected in current income.

A reconciliation of income tax computed at the federal and state statutory tax rates and the Company's effective tax rate is as follows:

                                                         Nine month period     Period from October 20,
                                                              Ended             2004 (inception) to
                                                        September 30, 2005       December 31, 2004
---------------------------------------------------------------------------- --------------------------
Federal income tax provision at statutory rate                      (35.0)%                    (35.0)%
State income tax provision at statutory rate, net of
federal income tax effect                                            (6.0)                      (6.0)

---------------------------------------------------------------------------- --------------------------

Total income tax provision rate                                     (41.0)%                    (41.0)%
============================================================================ ==========================

The tax effects of temporary differences that give rise to the Company's future tax asset (liability) are as follows:



                                                        September 30, 2005           December 31, 2004
                                                      ---------------------- --------------------------
                                                               $                            $

Loss carry forwards                                                  148,000                      9,840
Valuation allowance                                                 (148,000)                    (9,840)
                                                      ---------------------- --------------------------

                                                                        --                         --
                                                      ====================== ==========================

                      Dealer Prospectus Delivery Obligation

Until 90 days  from  the  effective  date of this  Registration  Statement,  all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

Nevada Revised Statute Section 78.7502 provides that:

(i) a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful;

(ii) a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper; and

(iii) to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

Nevada Revise Statute Section 78.751 provides that we may make any discretionary indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

(a) by our stockholders;

(b) by our board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

(c) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion;

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INDEMNIFICATION OF DIRECTORS AND OFFICERS - continued

(d) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion; or

(e) by court order.

Our Certificate of Incorporation and Articles provide that no director or officer shall be personally liable to our Company, any of our stockholders or any other for damages for breach of fiduciary duty as a director or officer involving any act or omission of such director or officer unless such acts or omissions involve intentional misconduct, fraud or a knowing violation of law, or the payment of dividends in violation of the General Corporate Law of Nevada.

Further, our Bylaws provide that we shall, to the fullest and broadest extent permitted by law, indemnify all persons whom we may indemnify pursuant thereto. We may, but shall not be obligated to, maintain insurance, at our expense, to protect ourselves and any other person against any liability, cost or expense. We shall not indemnify persons seeking indemnity in connection with any threatened, pending or completed action, suit or proceeding voluntarily brought or threatened by such person unless such action, suit or proceeding has been authorized by a majority of the entire Board of Directors.

Insofar as indemnification for liabilities arising under the Securities Act might be permitted to directors, officers or persons controlling our Company under the provisions described above, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the estimated expenses in connection with this registration:

The following table sets forth the estimated expenses in connection with this registration:


SEC Registration Fees                                 $     264.02
Printing and Engraving Fees (1)                       $     500.00
Accounting Fees and Expenses                          $   5,000.00
Legal Fees and Expenses                               $  20,000.00
Transfer Agent Fees and Expenses (1)                  $     500.00
------------------------------------------------------------------
TOTAL                                                 $  26,264.02



(1) We have estimated these amounts.

                     RECENT SALES OF UNREGISTERED SECURITIES

During the past three years, we have sold unregistered securities in private placement offerings, issued stock in exchange for debts or pursuant to contractual agreements as set forth below.

On November 19, 2004, we issued 6,000,000 shares of our common stock to Geneva Energy Corp. in consideration for the Leases based upon a per share price of $0.10 per share.

From November 1, 2004, through March 31, 2005 we conducted a private placement whereby we issued 4,167,700 shares of our common stock to individual and corporate investors who are identified in the Table set forth below for an aggregate purchase price of $708,850. These shares were issued at a per share price of $ at $0.10 and $0.50 per share with shares sold totaling 3,437,500 and 730,200 respectively.

SELLING SHAREHOLDERS                      SHARES PURCHASED      PRICE PER SHARE
----------------------------------------  -------------------  ----------------
Alexander Cox                                500,000                 $0.10
Ariane Coury                                  75,000                 $0.10
Bradley Scharfe                              100,000                 $0.10
Bryan Dear                                   100,000                 $0.10
D. Bruce Horton                              100,000                 $0.10
Dana Pierce                                  125,000                 $0.10
Eastern Capital Corp.                        237,500                 $0.10
Eurotrade Management Group Ltd.              250,000                 $0.10
Jenirob Company Ltd.                         225,000                 $0.10
Longfellow Industries (B.C.) Ltd.            250,000                 $0.10
Mathew Cicci                                  50,000                 $0.10
Michael Cassady                               50,000                 $0.10
Michael Levy                                  50,000                 $0.10
Newport Capital Corp                         500,000                 $0.10
Pacific Rim Financial, Inc.                  500,000                 $0.10
Phil Mast                                    100,000                 $0.10
Spartan Asset Group, Inc.                    225,000                 $0.10
Allan Dear                                     1,500                 $0.50
Andy Cloutier                                  1,200                 $0.50
Brad Kitchen                                   1,500                 $0.50
Carolynn A. Paleologos                         1,500                 $0.50
Greg Johnston                                    500                 $0.50
Guy Peckham                                    1,500                 $0.50
H. Nixon Scharfe                               1,200                 $0.50
Helmi S. Kidd                                  1,200                 $0.50
Jacqueline McClure                             2,500                 $0.50
James Dow                                    500,000                 $0.50
James Paleologos                               1,500                 $0.50
James Wojcicki                                 1,200                 $0.50
Janet Walter                                   2,000                 $0.50
Jarek Matysiak                                 1,000                 $0.50
Jason Scharfe                                  2,500                 $0.50
Ken Carter                                     1,200                 $0.50
Kim Foster                                     2,500                 $0.50
Lisa Chow                                        500                 $0.50
Leanne Madsen                                  1,000                 $0.50
Melissa Sevigny                                1,000                 $0.50
Michelle Cote Dear                             5,000                 $0.50
Monica Jay                                     1,000                 $0.50
Myrna Crawford                                 2,500                 $0.50
Princeton Estate Company Inc. BVI             20,000                 $0.50

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RECENT SALES OF UNREGISTERED SECURITIES - continued

Rodney Tanabe                                  2,000                 $0.50
Tanya Johnston                                   500                 $0.50
T Robert Horton                                1,000                 $0.50
Verona Capital International                 100,000                 $0.50
William Robert Stuart                          1,200                 $0.50
Kingsbridge Capital SA                        30,000                 $0.50
Peter Jessop                                  40,000                 $0.50


We relied upon Regulation S of the Securities Act of 1933, as amended (the "Act"). Our officers and directors determined the sophistication of our investors, as the investors were all foreign accredited investors. Each investor completed a subscription agreement whereby the investors certified that they were purchasing the shares for their own accounts, with investment intent. This offering was not accompanied by general advertisement or general solicitation and the shares were issued with a Rule 144 restrictive legend. No shares were sold to investors residing within the United States of America. In addition, we complied with the applicable requirements of Rules 902 and 903 of the Act.

                                    EXHIBITS

Exhibit # Description
---------  --------------------------------------


3.1        Articles of Incorporation (1)
3.2        Bylaws (1)
3.3        Audit Committee Charter (1)
3.4        Ethics Charter (1)
4.1        Asset Purchase Agreement (1)
4.2        Chapman Leases (2)
4.3        Hurley Leases (2)
4.4        Lease Assignment (2)
4.6        Fletcher Lewis Consent
5.1        Opinion and Consent of Counsel
23.1       Consent of Independent Auditor




(1) Incorporated by reference from Form SB-2 filed April 11, 2005.

(2) Incorporated by reference from Form SB-2/A filed June 14, 2005

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                                  UNDERTAKINGS

The undersigned registrant hereby undertakes:

1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which is being registered) any deviation from the high or low end of the estimated maximum range may be reflected in the form of prospectus filed with the commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(c) To include any additional or changed material information on the plan of distribution.

2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered and the offering of the securities at that time to be the initial bona fide offering.

3) File a post-effective amendment to remove from registration any of the securities being registered, which remain unsold at the end of the offering.

4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Morgan Creek pursuant to provisions of the State of Nevada or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and we will be governed by the final adjudication of such issue.

                                   SIGNATURES


In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has authorized this registration statement, as amended, to be signed on its behalf by the undersigned in the city of Vancouver, British Columbia on November 23, 2005.


                            MORGAN CREEK ENERGY CORP.





By:  /s/ DOUGLAS HUMPHREYS
     --------------------------
         Douglas Humphreys, President



In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.






Date: November 23, 2005                        /s/ DOUGLAS HUMPHREYS
                                             -------------------------------
                                                 Douglas Humphreys, President,
                                                 Chief Executive Officer, and
                                                 Chairman of the Board of
                                                 Directors


Date: November 23, 2005                       /s/ GRANT ATKINS
                                              -------------------------------
                                                 Grant Atkins, Chief Financial
                                                 Officer/ Principal Accounting
                                                 Officer


Date: November 23, 2005                        /s/ STEVE JEWETT
                                               ------------------------------
                                                  Steve Jewett, Director


Date: November 23, 2005                       /s/  D. BRUCE HORTON
                                             ------------------------------
                                                  D. Bruce Horton, Director

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